UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ANTIGENICS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ANTIGENICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	May 12, 2010

Time	5:00 P.M., Eastern Time

Place	Antigenics Inc., 3 Forbes Road, Lexington, Massachusetts 02421

Webcast	Go to http://www.antigenics.com/investors starting at 5:00 P.M., Eastern Time on May 12, 2010. The webcast will be archived on our website for at least three months after the date of the 2010 Annual Meeting.

Proposals	1. Proposal to elect Brian Corvese, Timothy Rothwell, and Timothy R. Wright as directors, each for a term of three years expiring in 2013.

2. Proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at the discretion of the Board of Directors.

3. Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

4. Consider any other business as may properly come before the 2010 Annual Meeting or any postponement or adjournment of the meeting.

Record Date	You are entitled to vote if you were a stockholder of record on March 16, 2010.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2010 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 3 Forbes Road, Lexington, Massachusetts 02421.

It is important that your shares be represented at the 2010 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it to us. If you attend the meeting and wish to vote in person, your proxy will not be used. Many stockholders can vote their shares over the internet or by telephone. Instructions for internet or telephonic voting are also printed on your proxy card.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Annual Report on Form 10-K to stockholders on the internet. We believe that posting these materials on the internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meetings of stockholders.

By order of the Board of Directors,

Karen Higgins Valentine, Secretary

Proxy Material Mailing Date: [—], 2010

ANTIGENICS INC.

3 Forbes Road

Lexington, Massachusetts

Telephone: (781) 674-4400

PROXY STATEMENT

This proxy statement contains information about the 2010 Annual Meeting of Stockholders of Antigenics Inc. (the “2010 Annual Meeting”), including any postponements or adjournments of the meeting. The

2010 Annual Meeting will be held at Antigenics Inc., 3 Forbes Road, Lexington, Massachusetts 02421 on May 12, 2010 at 5:00 P.M., Eastern Time.

In this proxy statement, we refer to Antigenics Inc. as “Antigenics,” “us” or the “Company.”

In accordance with the “e-proxy” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, we first sent a Notice of Internet Availability of Proxy Materials on or about [—], 2010 and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2009 and a form of proxy) over the internet, beginning on [—], 2010, to each stockholder entitled to vote at the 2010 Annual Meeting. We first sent stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2009 and a form of proxy) on or about [—], 2010.

Our Annual Report on Form 10-K for the year ended December 31, 2009 is available on the “Investors” section of our corporate website at http://www.antigenics.com/investors and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, Antigenics Inc., 3 Forbes Road, Lexington, MA 02421. No material on our website is part of this proxy statement.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Most stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or in person at the 2010 Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or in person at the 2010 Annual Meeting, you do not need to return your proxy card.

Who can vote?	Each share of our common stock that you owned as of the close of business on March 16, 2010, the record date, entitles you to one vote on each matter to be voted upon at the 2010 Annual Meeting. On the record date, there were [—] shares of Antigenics common stock issued, outstanding, and entitled to vote.

Why did I receive a one- page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide stockholders access to our proxy materials over the internet.

Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I vote?

If your shares are registered directly in your name, you may vote:

•     Over the internet. Go to the website of our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), at http://www.proxyvote.com and follow the instructions you will find there. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. If you vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on May 11, 2010.

•     By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on May 11, 2010.

•     By mail. Complete and sign the enclosed proxy and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•     In person at the 2010 Annual Meeting. If you attend the 2010 Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

What is the difference between holding shares directly in my name and holding shares in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record.” The Notice was sent directly to you by Broadridge on behalf of Antigenics.

If your shares are held for you in an account by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2010 Annual Meeting. To do this, you must do one of the following:

•     Vote over the internet as instructed above. Only your latest internet vote is counted.

•     Vote by telephone as instructed above. Only your latest telephonic vote is counted.

•     Sign a new proxy and submit it as instructed above.

•     Attend the 2010 Annual Meeting and vote in person. Attending the meeting will not revoke your proxy unless you specifically request it.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote in person at the 2010 Annual Meeting if you deliver a legal proxy as described in the answer to the “How do I vote?” question above

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote by ballot at the 2010 Annual Meeting.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters, or leave your shares unvoted. Proposal 3, to ratify the appointment of KPMG LLP as our independent registered public accounting firm, is considered a routine matter. Proposal 1, to elect three Class I directors, and Proposal 2, to approve the Reverse Stock Split, are considered non-routine matters. Your brokerage firm cannot vote your shares with respect to Proposal 1 or Proposal 2 unless they receive your voting instructions. We encourage you to provide voting instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the 2010 Annual Meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?	It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

How many shares must be present to hold the 2010 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2010 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the stockholder votes in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, we expect that the 2010 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Elect three Class I directors, each for a term of three years.

The three nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. Starting this year, if your shares are held by your broker in “street name” and if you do not vote your shares, or instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” If the broker does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—Approve the Reverse Stock Split.

To approve Proposal 2, stockholders holding a majority of the outstanding shares of Antigenics common stock must vote FOR Proposal 2. If your shares are held by your broker in “street name” and if you do not vote your shares, your brokerage firm does not have the authority to vote your unvoted shares held by the firm on Proposal 2 and will have the same effect as a vote AGAINST the proposal. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of Proposal 2, will not be counted as votes cast or shares voting on Proposal 2, and will have the same effect as a vote AGAINST the proposal.

Proposal 3—Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

To approve Proposal 3, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 3. If your shares are held by your broker in “street name,” and if you do not vote your shares, your brokerage firm has authority to vote your unvoted shares held by the firm on Proposal 3. If the broker does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of Proposal 3, will not be counted as votes cast or shares voting on Proposal 3, and will have no effect on the vote.

How does the Board of Directors recommend that I vote?	Our Board of Directors recommends that you vote: • FOR Proposal 1—elect the three nominated directors, each for a term of three years.

•     FOR Proposal 2—approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at the discretion of the Board of Directors.

•     FOR Proposal 3—ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Are there other matters to be voted on at the 2010 Annual Meeting?	We do not know of any other matters that may come before the 2010 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2010 Annual Meeting?	We will report the voting results in a Form 8-K within four business days after the end of our annual meeting.

Who bears the costs of soliciting these proxies?	We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, e-mail, and in person, without additional compensation. We reserve the right to retain other outside agencies for the purpose of soliciting proxies. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?	This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2009 are available on our website at http://www.antigenics.com/investors. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail. If you are a stockholder of record, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. If you are a stockholder of record and choose to view future proxy statements and annual reports over the internet, you will receive a proxy card in the mail next year with instructions containing the internet address to access those documents. Your election to receive proxy materials by email will remain in effect until you terminate it. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If your shares are held through a broker or other nominee, you should check the information provided by them for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors, upon recommendation of our Corporate Governance and Nominating Committee, has nominated the three people listed below for election as Class I directors. Each nominee currently serves as a Class I director.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently is fixed at eight members and consists of eight members. Three current members are Class I directors, with terms expiring at the 2010 Annual Meeting. Three current members are Class II directors, with terms expiring at the 2011 Annual Meeting of Stockholders. Two current members are Class III directors, with terms expiring at the 2012 Annual Meeting of Stockholders. The Board, upon the recommendation of our Corporate Governance and Nominating Committee, has nominated Brian Corvese, Timothy Rothwell, and Timothy R. Wright, all current Class I directors, for re-election to a term expiring at the 2013 Annual Meeting of Stockholders.

For more information on nomination of directors, see “Corporate Governance and Nominating Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your vote is requested in favor of Brian Corvese, Timothy Rothwell, and Timothy R. Wright, the three nominees listed below, as Class I directors. Each of the nominees is currently a director of the Company and each of their terms expires at this annual meeting. If they are elected, Mr. Corvese, Mr. Rothwell, and Mr. Wright will hold office until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected, but if any of them should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominees for directors.

Below are the names and certain information about each member of the Board, including the nominees for election as Class I directors:

NOMINEES FOR CLASS I DIRECTORS—TERMS TO EXPIRE IN 2013

Brian Corvese Age: 52 President and Founder of Vencor Capital Director since 2007 Audit and Finance Committee (Chair)	Brian Corvese is President and Founder of Vencor Capital, a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to working at Vencor, Mr. Corvese worked on investments in the U.S. and global equity markets as a Managing Director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management (“Chancellor”), a $25 billion money management firm. While at Chancellor, Mr. Corvese was a Portfolio Manager with responsibility for investments made in basic industries, restructurings, and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert (“Drexel”) as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. Mr. Corvese currently serves on the Board of Directors of the National Telecommunications Corporation, based in Cairo, Egypt. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School. With over 25 years of experience in the financial industry, Mr. Corvese brings substantial financial expertise to our Board of Directors.

Timothy Rothwell Age: 59 Director since 2009	Mr. Rothwell recently retired as Chairman of Sanofi-Aventis U.S. Mr. Rothwell brings substantial industry experience to our Board of Directors, having spent 37 years in the pharmaceutical industry, including many years spent in leadership positions with major pharmaceutical companies. Mr. Rothwell joined Sanofi-Synthelabo in 2003 as US President and Chief Executive Officer. In 2004, he was instrumental in the formation and leadership of Sanofi-Aventis U.S., an affiliate of the Sanofi-Aventis Group, where he served from 2004 to 2009 as President, Chief Executive Officer, and Chairman. Prior to Sanofi-Aventis U.S. and Sanofi-Synthelabo, Mr. Rothwell served in various capacities at Pharmacia, including Executive Vice President and President for Pharmacia’s global prescription business and Executive Vice President of Pharmacia Corporation. From 1972 to 1995, he held senior management positions with leading pharmaceutical companies, including Sandoz, Squibb, and Rhone-Poulenc Rorer. Mr. Rothwell holds a bachelor of arts from Drew University in New Jersey and a law degree from Seton Hall University in New Jersey.

Timothy R. Wright

Age: 52

President of Imaging
Solutions and

Pharmaceutical Products, Covidien

Director since 2006, Lead

Director since 2009

(a) Compensation Committee (b) Corporate Governance and Nominating Committee

(Chair)

(c) Research and Development Committee

Mr. Wright is President of the Imaging Solutions and Pharmaceutical Products Sector of Covidien. Covidien is a $10 billion global leader in medical devices and supplies, diagnostic imaging agents, pharmaceuticals, and other healthcare products. Mr. Wright brings to the Antigenics’ Board of Directors 25 years of pharmaceutical industry experience in general management, product development, and commercialization as well as business restructuring and transaction experience. From April 2004 to May 2006, Mr. Wright was President and interim CEO of AAI Pharma, a hybrid pharmaceutical, drug delivery/manufacturing, and global clinical research organization. Mr. Wright was also President of Elan Bio-Pharmaceuticals and has held several senior management positions with Cardinal Health Inc. and Dupont Merck Pharmaceutical Company. Mr. Wright has served on several Boards of Directors, including those for AAI Pharma and CeNes Pharmaceuticals. Mr. Wright earned his bachelor’s degree from Ohio State University.

CLASS II DIRECTORS—TERMS TO EXPIRE IN 2011

Garo H. Armen, Ph.D Age: 57 Founder, Chairman, and Chief Executive Officer of Antigenics Inc. Director since 1999	Dr. Armen is Chairman and Chief Executive Officer of Antigenics Inc., the biotechnology company he co-founded with Pramod Srivastava in 1994. Dr. Armen brings to our Board a deep historical and practical knowledge of the business of the Company and its technologies, as well as years of expertise in the financial and biopharmaceutical arenas. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation, plc. Dr. Armen currently serves on the Board of Directors of Protagenic Therapeutics, Inc., a privately held biotechnology company. Dr. Armen served as Senior Vice President of Research for Dean Witter Reynolds (1986–1989), focusing on the chemical and pharmaceutical industries, and with E.F. Hutton & Company as first Vice President (1981–1986). Dr. Armen is also the founder and President of the Children of Armenia Fund, a charitable organization established in 2000 that is dedicated to the positive development of the children and youth of Armenia.

Tom Dechaene Age: 50 Director, Transics N.V. Director since 1999, Lead Director 2006-2009 (a) Audit and Finance Committee (b) Corporate Governance and Nominating Committee	Mr. Dechaene is a consultant to various TMT (telecom, media, and technology) and life sciences companies. Mr. Dechaene brings to our Board of Directors substantial financial expertise and international business experience. Since 2007, Mr. Dechaene has served on the Board of Directors and is a member of the audit committee of Transics NV, a company listed on NYSE Euronext and which develops and markets fleet management solutions for the transport and logistics sector. Mr. Dechaene was a director of Telindus N.V., listed on Euronext, from 2005 until its acquisition by Belgacom in 2006. Since 2006, Mr. Dechaene has been a director of the Telindus Foundation in the Netherlands. From 2000 to 2002, Mr. Dechaene was the Chief Financial Officer of SurfCast Inc., a software development company. He was with Deutsche Bank from 1991 through 1999, most recently as a director in the principal investments group within the equity capital markets division. Mr. Dechaene holds a law degree from the Central Exam Commission, Belgium; a masters degree in applied economics from the University of Antwerp; and an MBA from INSEAD, France.

John N. Hatsopoulos Age: 76 Chief Executive Officer of American DG Energy Inc. Chief Executive Officer of Tecogen Inc. Director since 2007 Audit and Finance Committee	Mr. Hatsopoulos is Chief Executive Officer of American DG Energy Inc. Headquartered in Waltham, Massachusetts, American DG Energy is a leading on-site utility offering electricity, heat, hot water, and cooling to commercial, institutional, and industrial facilities. Mr. Hatsopoulos is also Chief Executive Officer of Tecogen Inc., a leading manufacturer of natural gas, engine-driven commercial and industrial cooling and cogeneration systems. In addition, Mr. Hatsopoulos is Chairman of GlenRose Instruments Inc., a company that provides radiological and environmental services, as well as managing partner of Alexandros Partners LLC, a financial advisory firm. Mr. Hatsopoulos is one of the founders of Thermo Electron Corp. (currently Thermo Fisher Scientific) and the retired President and Vice Chairman of its Board of Directors. Thermo Fisher Scientific is a leading provider of analytical and monitoring instruments used in a broad range of applications, from life sciences research to telecommunications, food, drug, and beverage production. Mr. Hatsopoulos graduated from Athens College in Athens, Greece, in 1953. He holds a BS in history and mathematics from Northeastern University, together with honorary doctorates in business administration from Boston College and Northeastern University. He served on the Board of Directors of the American Stock Exchange from 1994 through 2000 and the AMEX Nominating Committee from 1990 to 1994. He is currently a member of the Board of Directors of TEI BioSciences Inc. and AmericanCare Source Holdings Inc., and a “Member of the Corporation” for Northeastern University. Mr. Hatsopoulos brings to our Board of Directors years of extensive financial and senior executive experience.

CLASS III DIRECTORS—TERMS TO EXPIRE IN 2012

Wadih Jordan Age: 75 President of Near East Pharma Director since 2003 Compensation Committee (Chair)	Mr. Jordan is President of NearEast Pharma, a company marketing pharmaceuticals in Near East markets, including Lebanon, Turkey, Saudi Arabia, Egypt, and the Gulf countries, and has served in such position since 1996. From 1993 to 1995, Mr. Jordan served as a Vice President of Cyanamid International, a research-based life sciences company, and from 1976 to 1993, Mr. Jordan served as a Managing Director within Cyanamid International. Since December 2005, Mr. Jordan has served as a member of the Board of Directors at Pollex S.A.L., a company that specializes in the distribution and marketing of BASF products in the Middle East and North Africa. Since December 2003, Mr. Jordan has been a trustee of the Board of Directors of the Lebanese American University, located in Beirut, Lebanon, and incorporated under the Board of Regents in New York State. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon, and a certificate in international business from Columbia University. Mr. Jordan brings to our Board of Directors years of expertise in both the biotechnology/pharmaceutical and international arenas.

Hyam I. Levitsky, M.D. Age: 52 Professor, Johns Hopkins University Medical Center Director since 2006 (a) Corporate Governance and Nominating Committee (b) Research and Development Committee (Chair)

As a practicing and teaching doctor in the Oncology field, Dr. Levitsky brings to our Board of Directors valuable scientific and medical experience and guidance. Dr. Levitsky is Professor of Oncology, Medicine & Urology at The Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins. Dr. Levitsky has been a professor at Johns Hopkins since 1991, and his laboratory research has focused on basic studies of antigen processing and presentation, T-cell co-stimulation,

T-cell priming versus tolerance, and the evolution of tumor-specific immunity during immune reconstitution. Dr. Levitsky’s work has been translated into the creation of novel therapeutic agents that are being tested in patients with multiple myeloma, acute and chronic myelogenous leukemia, B cell lymphomas, prostate cancer, and lung cancer. His work on manipulating immune reconstitution has led to pivotal trials of tumor vaccines in the context of autologous stem cell transplantation, and he has served as scientific director of the George Santos Bone Marrow Transplant Program at Johns Hopkins. Dr. Levitsky received his undergraduate degree in engineering from the University of Pennsylvania in 1980, and his medical degree from the Johns Hopkins University School of Medicine in 1984. He did his internship and residency in internal medicine at Johns Hopkins Hospital, and his fellowship at the Johns Hopkins Oncology Center.

Vote Required

The three nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. Starting this year, if your shares are held by your broker in “street name” and if you do not vote your shares, or instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal and those votes will be counted as “broker non-votes.” If the broker does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered present or represented at the 2010 Annual Meeting and voting on the matter. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees, or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR Proposal 1.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of high ethical standards are important for Antigenics to achieve business success and to create value for our stockholders. Our Board of Directors is committed to high governance standards and to continually working to improve them. We continue to review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.

Role of Our Board of Directors

Our Board of Directors is currently fixed at eight members and consists of eight members. Changes in the Board over the past year include the departure of Margaret Eisen, who departed as a director when her term expired at the 2009 Annual Meeting, and the addition of Timothy Rothwell, who joined our Board of Directors on June 11, 2009.

The Board monitors overall corporate performance, the integrity of our financial controls, risk management, and legal compliance procedures. It elects senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our short- and long-term strategic and business planning, and reviews with management its business plan, financing plans, budget, and other key financial and business objectives.

Members of the Board keep informed about our business through discussions with the Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them by the Company on a regular basis and in preparation for Board and committee meetings, and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board. These practices afford the Board members the opportunity to actively participate in risk management assessment and raise questions and engage in discussions with management regarding areas of potential risk. The Audit and Finance Committee of the Board reviews the risk management practices of the Company and both the Corporate Governance and Nominating Committee and the Audit and Finance Committee receives a report at least annually from the Company’s Chief Compliance Officer, outlining areas of compliance focus and proposed recommendations. Additionally, the Compensation Committee reviews the Company’s executive compensation program, and the incentives created by the executive compensation program, to assess whether our compensation arrangements encourage excessive risk taking by our executives.

We introduce our executives and other employees to the Board so that the Board can become familiar with our key talent. Timothy R. Wright, our Lead Director, engages with each new Board member to introduce each new member to our Corporate Governance policies and their responsibilities to the Company as a director. Each Board member receives a Board of Directors handbook that provides them with a summary of these practices and policies.

In 2009, the Board met seven times. During 2009, each of our directors attended at least 75% of the total number of meetings of the Board held during the period during which the director served and all meetings of committees of the Board on which the director served during the periods the director served. We expect our Board members to attend our annual meetings of stockholders; in 2009 all of our then current Board members attended our annual meeting of stockholders.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews these Governance Guidelines from time to time, as needed. The Governance Guidelines are posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Each year, the Lead Director surveys the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Lead Director assesses the Board’s performance, and the performance of individual members, and reports his conclusions to the full Board. The assessment also evaluates the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to Antigenics. Each of the Board’s standing committees also conducts annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics

The Board originally adopted our Code of Business Conduct and Ethics (the “Code of Ethics”) in 2003. The Board reviewed, revised, and updated the Code of Ethics most recently in January 2010. The Code of Ethics applies to all members of the Board and all employees of Antigenics, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or controller, or persons performing similar functions. Our Code of Ethics prohibits the members of the Board and all employees of Antigenics from buying or selling our securities while in possession of material, non-public information about the Company. Our Code of Ethics is posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, our Code of Ethics. Stockholders may request a free copy of our Code of Ethics by writing to Investor Relations, Antigenics Inc., 3 Forbes Road, Lexington, MA 02421.

Independence of Directors

Our Governance Guidelines provide that a substantial majority of the Board as a whole should be composed of independent directors. The Corporate Governance and Nominating Committee annually reviews the independence of the directors, and reports to the Board which directors it recommends that the Board determine are independent, and the Board makes the final determination. The Board takes into account NASDAQ stock market listing standards, applicable laws and regulations, and other factors in making its determinations. The Board has determined that Mr. Corvese, Mr. Dechaene, Mr. Hatsopoulos, Mr. Jordan, Dr. Levitsky, Mr. Rothwell, and Mr. Wright are currently independent directors and that Dr. Armen is currently not an independent director.

The Board has reviewed the independence of each director, taking into account potential conflicts of interest, transactions, and other relationships that would reasonably be expected to compromise a director’s independence. In performing this review, the Board was provided a summary of information disclosed in director responses to a questionnaire inquiring about, among other things, their relationships (and those of their immediate family members) with us, their affiliations, and other potential conflicts of interest. Dr. Armen is not independent because of his employment as our Chief Executive Officer. In making independence determinations with regard to other directors, the Board considered transactions between us and a director or a director’s affiliates and positions a director holds with entities with commercial relationships with us. In particular, with respect to Dr. Levitsky, the Board considered his roles as a consultant and member of the Company’s Medical Advisory Committee.

Executive Sessions of Independent Directors

Directors who are independent under the NASDAQ stock market listing standards typically meet in executive session without management present immediately prior to regularly scheduled Board meetings. Four such meetings were held during 2009.

Leadership Structure of the Board

Mr. Wright, an independent director, serves as the Lead Director of the Board and as Chair of the Corporate Governance and Nominating Committee. Mr. Wright also serves on the Compensation Committee and the Research and Development Committee. In addition to the duties of all directors, the specific responsibilities of the Lead Director include: (i) acting as chair of the Corporate Governance and Nominating Committee; (ii) developing the agenda for and presiding over all executive sessions of the independent directors; (iii) acting as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues and raising at any meeting of the Board of Directors items that are not appropriately or best put forward by the Chief Executive Officer; and (iv) communicating to the Chief Executive Officer the independent directors’ annual evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer serves as the Chairman of the Board. We believe that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business, and most capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined lead director role (as described above);

•	executive sessions of the independent directors held prior to quarterly board meetings; and

•	an annual performance evaluation of the Chairman/Chief Executive Officer by the independent directors.

While there may be circumstances in the future that would lead the Company to separate these offices, we do not believe this is currently necessary due to the nature and size of the operations for our early-stage biotechnology company, the overall independence of the Board of Directors from management, and the strength of the Lead Director’s role on the Board.

Committees of the Board

The Board currently has four standing committees: the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Research and Development Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit and Finance Committee

Members: Brian Corvese, Chair Tom Dechaene John Hatsopoulos	Meetings in 2009: 8

The Audit and Finance Committee consists entirely of independent directors within the meaning of the NASDAQ stock market listing standards, including the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Board has determined that Brian Corvese, Chair of the Committee, Tom Dechaene, and John Hatsopoulos each qualify as audit committee financial experts. For the entirety of 2009, the Audit and Finance Committee consisted of at least three independent directors: Mr. Corvese (Chair), Mr. Dechaene, Ms. Eisen, who departed as a director when her term expired at the 2009 Annual Meeting, and Mr. Hatsopoulos who joined the Audit and Finance Committee on March 12, 2009.

The Audit and Finance Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit and Finance Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm. The committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit and Finance Committee members meet regularly with our independent registered public accounting firm without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also meets with our Chief Compliance Officer annually and reviews the Code of Ethics. The committee conducts a meeting each quarter to review the consolidated financial statements prior to the public release of earnings. The Audit and Finance Committee charter is posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. Please also see the Report of the Audit and Finance Committee on page 52.

Compensation Committee

Members: Wadih Jordan, Chair Timothy R. Wright	Meetings in 2009: 6

During the entirety of 2009, Mr. Jordan and Mr. Wright were members of our Compensation Committee. Ms. Eisen departed as a director when her term expired at the 2009 Annual Meeting. Our Compensation Committee consists entirely of independent directors within the meaning of applicable NASDAQ stock market listing standards. The committee’s primary responsibilities are to address our executive officers’ and key employees’ development, retention, and performance and to oversee compensation and benefit matters. It reviews and approves compensation policies for Antigenics to ensure that our compensation strategy supports organizational objectives and stockholder interests and does not create incentives for inappropriate risk-taking, and considers appropriate companies for compensation comparison purposes. The committee determines the compensation of the Chief Executive Officer, and reviews and approves the compensation of all other executive officers and certain key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee approves and recommends, and suggests material changes to, any employee incentive compensation or retirement plans and any director compensation plans.

The Compensation Committee retains an outside compensation consultant to provide market reference information for compensation and benefit information. The committee has the authority to retain special legal, accounting, or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. Dr. Armen, our Chief Executive Officer, makes recommendations to the committee as to individual compensation actions for the executive officers and certain key employees. The Compensation Committee charter is posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement. Please also see the Compensation Discussion and Analysis starting on page 16, and the accompanying Compensation Committee Report on page 27.

Corporate Governance and Nominating Committee

Members: Timothy R. Wright, Chair Tom Dechaene Hyam Levitsky, MD	Meetings in 2009: 4

The Corporate Governance and Nominating Committee consists entirely of independent directors within the meaning of applicable NASDAQ stock market listing standards. The Corporate Governance and Nominating Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, and issues of corporate public responsibility, and oversees the Company’s succession planning. It periodically evaluates the composition of the Board, the contribution of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Ethics and meets periodically with our Chief Compliance Officer, including meeting, as needed, for a separate private session with the Chief Compliance Officer without management present.

The Corporate Governance and Nominating Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Antigenics. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge, and management experience. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders.

The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no unaffiliated stockholder has ever recommended a director candidate. However, if the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above for evaluating director candidates brought to its attention through other channels. The committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Lead Director, Antigenics Inc.,162 5th Avenue, 9th Floor, New York, NY 10010, Attention: Lead Director.

In addition, our by-laws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. For a description of this by-law provision, see Additional Information on page 53 of this proxy statement. The charter of the Corporate Governance and Nominating Committee is posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement.

Research and Development Committee

Members: Hyam Levitsky, M.D., Chair Timothy R. Wright	Meetings in 2009: 4

For the entirety of 2009, Dr. Levitsky was a member of our Research and Development Committee. Mr. Wright joined the Research and Development Committee on January 15, 2009. The committee reviews important matters involving protection of the Company’s intellectual property rights and assets, and provides its perspective on such research and development matters to the full Board of Directors. The charter of the Research and Development Committee is posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement.

Communications with the Board

You may contact the Board or any committee of the Board by writing to Board of Directors (or specified committee), Antigenics Inc., 162 5th Avenue, 9th Floor, New York, NY 10010, Attn: Lead Director. You should indicate on your correspondence that you are an Antigenics stockholder. Communications will be distributed to the Lead Director, the appropriate committee chairman, or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive management will generally determine the proper response to materials of a commercial nature, which generally will not be forwarded to the Lead Director. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded to the Chair of the Audit and Finance Committee, and complaints involving matters governed by the Code of Ethics will be forwarded to the Chair of the Corporate Governance and Nominating Committee and the Chief Compliance Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the year ended December 31, 2009 were Mr. Jordan (Chair) and Mr. Wright. No member of the Compensation Committee was at any time during 2009, or formerly, an officer or employee of Antigenics or any subsidiary of Antigenics. No executive officer of Antigenics has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of Antigenics or member of our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation and benefits program is designed to effectively attract and retain the highest caliber executives and reward and motivate them to pursue our strategic opportunities while effectively managing the risks and challenges inherent to an early-stage biotechnology company. We have created a compensation package that combines short- and long-term components, cash and equity, and fixed and contingent payments, in the proportions we believe are most appropriate to incent and reward our senior management to achieve the following goals:

•	Build a creative and high performance team whose participants understand and share our business objectives and ethical and cultural values.

•	Demonstrate leadership and innovation in the identification, development and commercialization of product candidates that fit our strategic objectives.

•

Effectively manage the multiple dimensions of our business, from research and development, through clinical trials, manufacturing, strategic alliances, and all aspects of operations in order to maximize the value of each dollar deployed.

•	Identify and address our short- and long-term financing requirements in a highly strategic and creative manner, and deploy available funds for maximum benefit to our stockholders.

Our executive compensation strategy not only aims to be competitive in our industry, but also to be fair relative to other professionals within our organization. We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives and is tied to the value we deliver to our stockholders.

We continually review our compensation approach in order to ensure our programs reward executives for achieving our goals and objectives that generate results consistent with other early-stage biotechnology companies. At the same time, we seek to align the consequences to our executives and stockholders if an executive’s decisions result in our goals and objectives not being achieved. We evaluate and reward our executives based on their contribution to the achievement of short- and long-term goals and objectives and their capability to take advantage of unique opportunities and overcome difficult challenges within our business. We believe that our approach to setting goals and objectives, our mix of short-term and long-term incentives, and our evaluation of performance results assist us in managing the risk taking that may be involved in our compensation program and aligning our employee’s behavior with our overall business plan and the interests of our shareholders.

Role of Our Compensation Committee

Our Compensation Committee approves, administers, and interprets our executive compensation and benefit policies, including our 2009 Equity Incentive Plan (the “2009 EIP”). Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act. Our Compensation Committee is comprised of Mr. Jordan (Chair) and Mr. Wright.

Our Compensation Committee reviews and makes recommendations to our Board of Directors in an effort to ensure that our executive compensation and benefit program is consistent with our compensation philosophy and our Governance Guidelines. Additionally, the Compensation Committee is responsible for establishing the executive compensation packages offered to our officers. Our executives’ base salary, target annual bonus levels, and target annual long-term incentive award values are set at competitive levels. Executives have the opportunity to earn above-market pay only for above-market performance as measured against our peer group of companies.

Executive Compensation Program

Components of our Compensation Program

Our performance-driven compensation program consists of the four components listed below:

1.	Short-term compensation

a.	Base salary

b.	Annual incentive bonuses

2.	Long-term incentives

3.	Benefits

4.	Severance compensation and termination protection

We refer to the combination of base salary, annual adjustments to base salary, and annual incentive bonuses as “Short-term Compensation.” We use Short-term Compensation to motivate and reward our key executives in accordance with our performance management process. We have established a goal deployment program to operationalize our strategic priorities, to set and refine Company objectives, and to cascade those objectives throughout the organization.

To determine levels of overall executive compensation, we balance individual, functional area, and company-wide goals and achievements. On an individual level, each member of our executive team sets goals, focusing on the categories mentioned above, with an emphasis on measurable and achievable goals. Our goal setting process is participatory. Each executive participates in establishing the objectives of our Company as a whole, and offers his or her views as to the goals of each other’s functional area, insofar as those goals impact the individual executive’s own functional area. We also ask our executives to provide feedback not only on their own performance and that of their particular area, but also of other functional areas and our entire organization. We see this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

In 2009, our Company goals included:

Oncophage

•	Obtain export license from Russia for tissue shipment.

•	Generate Oncophage revenues in Russia.

•	Pursue conditional approval in renal cell carcinoma (RCC) in Europe.

•	Complete the analysis of the survival registry for the RCC trial and determine U.S. approval pathway.

•	Work with clinical investigators to advance Oncophage development in glioma with minimal or no expense to Antigenics.

QS-21

•	Continue to support and optimize existing QS-21 partnerships and monitor use of QS-21 by third parties to maximize proprietary position and franchise value.

General Finance and Administration

•	Reduce our net cash burn rate and optimize our existing financial and human resources.

•	Generate $20 million in cash through partnership, product sales and/or financing activities.

•	Work toward achieving liquidity of our common stock in the wake of not being able to maintain our NASDAQ listing qualification standards.

•	Strategically and cost effectively advance our IP position for Oncophage, our HSP technology, QS-21 and other assets.

Each year we evaluate the achievement of Company goals and objectives, functional area goals and individual executive performance. At the end of the year, we review final performance results versus our goals and objectives and begin discussions regarding goals and objectives for the next fiscal year. Incentive compensation, based on the achievement of goals and objectives, may be awarded in the form of an annual cash bonus and equity-based awards. Our annual incentive bonus rewards the achievement of annual goals and objectives. Equity-based awards are used to align the interests of our executives with those of our stockholders and to promote a long-term performance perspective and progress toward achieving our long-term strategy.

Our senior executives’ total compensation may vary significantly year to year based on Company and individual performance. Further, the value to our senior executives of equity awards made will vary in value based on our stock price performance.

1. Short-term Compensation.

Our Short-term Compensation program consists of base salary and annual incentive bonuses. Base salary will typically be used to recognize the experience, skills, knowledge, and responsibilities required of each officer, as well as competitive market conditions.

a.	Base Salary: Base salaries for our executives are generally positioned at or around the 60th percentile versus our peer group (see “Competitive Market Review” for further information on the peer group). In establishing the base salaries of the executive officers, our Compensation Committee and management take into account a number of factors, including the executive’s seniority, position and functional role, and level of responsibility.

We also consider the following factors when determining base salary:

•

For newly hired personnel, we consider the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join our Company. In addition, we consider the competitive market for corresponding positions within comparable companies of similar size and stage of development.

•

For individuals newly promoted to the position, as with individuals newly employed from outside the Company, we consider the competitive market and their prior salary and experience. Where these individuals may not have the same level of experience at the time of promotion as a counterpart hired from outside the Company, we may define a multi-step approach to bringing their salaries in line with targeted levels. Salary increases at each of these points in time will be contingent on the continuing good performance of the individual.

The base salary of our named executive group is reviewed on an annual basis, and adjustments are made to reflect performance-based factors, as well as competitive conditions. Increases are considered within the context of our overall annual financial constraints before more specific individual and market competitive factors are considered. We do not apply specific formulas to determine increases. Generally, executive salaries are reviewed in the fourth quarter and any adjustments are made effective January 1 of each year. Due to financial constraints, no adjustments to base salaries were made for our named executive officers in 2009.

b.

Annual Incentive Bonuses: Annual incentive bonuses for our executive officers are based on achievement of the Company’s goals and objectives as well as individual performance as outlined in our 2004 Executive Incentive Plan (the “Executive Incentive Plan”). An individual executive is eligible to receive an award ranging from 0-150% of his or her target bonus based on the Compensation Committee’s evaluation of the results and at their discretion. The Company’s annual goals and objectives are set at the beginning of each fiscal year and are reviewed and approved by the Board of

Directors. At the end of the fiscal year, our executive management prepares a status report outlining the extent to which the goals and objectives were achieved and presents that to the Compensation Committee along with a recommendation on the percentage funding level for the executive officers’ target bonus awards. The Compensation Committee evaluates the report, along with any relevant supporting documentation and considers it in the context of any change in facts or circumstances that could have impacted goal attainment throughout the year. From time to time, the Compensation Committee may request supplemental information from management to support its evaluation. Based on this evaluation, as well as the Company’s available financial resources, the Compensation Committee determines the appropriate funding level for the executive officers’ target bonus payout. There is no quantifiable formula or weighting of goals. As a result, the Compensation Committee exercises discretion in establishing the funding level of the executive officers’ target bonus payout, taking into account the level of achievement of the Company goals as a whole. Once determined, the recommended bonus payout level is applied to each executive officer’s target bonus percentage to establish the individual target award. The Compensation Committee may exercise further discretion to adjust the actual bonus paid to the individual executive officer to recognize an extraordinary personal contribution or performance disappointment that impacted the Company’s overall performance. When exercising discretion to establish overall funding levels and individual awards, the Compensation Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board of Directors and as individual directors.

For the 2008 and 2009 performance years, the target bonuses as a percentage of base salary were as follows:

	Target Bonus
Named Executive Officer	2008	2009
Dr. Armen	50%	50%
Ms. Sharp	40%	40%
Ms. Valentine	30%	30%
Ms. Wentworth	40%	40%
Ms. Klaskin	30%	30%

For the 2008 and 2009 performance years, the annual incentive awards granted to our executive officers and other members of key management were based largely on total Company performance with limited adjustments for the executive’s individual performance. This approach was taken to acknowledge and reinforce the importance of teamwork in addressing the unique set of performance challenges facing the Company in this cycle, which included the reduction of staff and resources, the consolidation of priorities and the attendant need to optimize cross-functional cooperation.

In determining the annual incentive awards granted to our executive officers for the 2009 performance year, our Compensation Committee noted the following key accomplishments:

Oncophage

•	Obtained import/export license for Russia.

•

Completed multistep review process of application for conditional approval for RCC in Europe, including full GMP and GCP audits. Despite CHMP’s negative opinion on the application, significant elemental milestones were achieved.

•	Completed interim analysis of RCC survival registry, the results of which demonstrated a statistically significant survival advantage for intermediate risk patients.

•	Expanded phase 2 investigator sponsored trial in recurrent glioma, and successfully accrued 33 patients.

QS-21

•	Renegotiated license and supply agreement with Elan for its Alzheimer’s program, securing long-term commercial value.

General Finance and Administration

•

In the first half of 2009, we successfully regained compliance with NASDAQ’s minimum market value of listed securities requirement, maintaining the liquidity of AGEN stock. Separately, on December 30, 2009, we were notified by the NASDAQ staff that we are not in compliance with Nasdaq’s minimum $1.00 per share bid price requirement.

•	Reduced annual cash burn rate by 25%.

•	Raised $20 million in gross proceeds through two private placement financing transactions.

Our Compensation Committee gave weight to the fact that these accomplishments were made in a challenging economic environment in which the management team was under severe resource constraints when determining the annual incentive award.

The incentive awards granted for 2008 performance were delivered in shares of restricted stock. The incentive awards for 2009 performance were delivered in shares of unrestricted stock, with the exception of an additional cash payment made to Ms. Wentworth to reward her for her extraordinary contributions in connection with our European filing for Oncophage. The rationale for delivering the incentive awards in the form of Company stock was to:

•	Conserve our limited cash resources,

•	Further reinforce the link between executive pay and stockholder value creation, and

•	Reward performance while providing additional retention incentives.

The total payout in stock rewards for 2008 performance was approximately 60% of target and the total payout in stock rewards for 2009 performance was approximately 135% of target, each measured as of the date that the Compensation Committee approved the awards.

2. Long-term Incentives.

At present, our long-term incentives consist of stock options and restricted stock grants. Our stock options and restricted stock grants are designed to align management’s performance objectives with the interests of our stockholders. Our Compensation Committee grants options and restricted stock to key executives to enable them to participate in long-term appreciation of our stockholder value, while personally feeling the impact of any business setbacks, whether Company-specific or industry-based. Additionally, through each grant’s vesting schedule, stock options and restricted stock provide a means of encouraging the retention of key executives.

On January 14, 2009, in connection with the 2008 annual incentive bonus, the Compensation Committee issued a restricted stock grant to named executive officers and other key members of management which vested on the six-month anniversary of the grant.

On January 19, 2010, in connection with the 2009 annual incentive bonus, the Compensation Committee issued an unrestricted stock grant to named executive officers and other key members of management which vested immediately to provide the executive officers with liquidity in consideration of the fact that this award was in lieu of a cash incentive bonus.

The details of all stock options and restricted stock grants made to named executive officers in 2009 are outlined in the section entitled “Compensation Actions for our Chief Executive Officer and our other Named Executive Officers” and are also reflected in the Summary Compensation Table.

Our Compensation Committee has and will continue to consider alternative vesting strategies based on the achievement of milestones, determined on an individual, functional area and company-wide level, and may introduce such performance-based vesting in the future.

Initial and Promotional Long-Term Incentive Grants:

The size of the initial long-term incentive grant made to executives upon joining the Company or to current employees being promoted to executive positions is primarily based on competitive conditions applicable to the executive’s specific position. In addition, the Compensation Committee considers the number of options and restricted shares owned by other executives in comparable positions within our Company and has, with the assistance of our independent compensation consultant, established long-term incentive guidelines for specified categories of executives. We believe this strategy is consistent with the approach of other early-stage companies in our industry and, in our Compensation Committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.

Market Comparisons:

We use a number of methodologies to make external comparisons when we set the number of options and restricted shares to be granted to each executive. On an individual basis, we compare:

•	the fair value of the grant, determined using methods that are consistent with the guidance in Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”),

•	the face value of the grant by position,

•	the face value of the grant as a multiple of base salary,

•	the number of options and restricted shares granted by position,

•	the number of options and restricted shares, in total, granted, and still held, by position as a percentage of total shares granted and of total common shares outstanding, and

•	the proportion of exercisable to non-exercisable shares held, in total.

On a total Company basis, when it is appropriate, we analyze:

•	total annual equity burn rates,

•	total number of shares remaining in the approved pool under the 2009 EIP, and

•	equity overhang.

We believe these comparisons provide important additional context for comparing the competitive level of our equity-based compensation practices versus the market.

Ultimately, awards to senior executives are driven by their performance over time, their ability to impact our results that drive stockholder value, their level within the organization, their potential to take on roles of increasing responsibility in our Company, and competitive equity award levels for similar positions and organization levels in our peer companies. Equity awards are not granted automatically to our executives on an annual basis.

While we expect our senior executives to hold a significant portion of their stock for the longer term, we have not established formal share retention guidelines. Directors, executive officers, and all other employees of our Company are required to sign our Company’s Policy Statement on Securities Trades. This policy prohibits trading on, or disclosing, material non-public information, and also establishes “black-out” periods for directors, officers, and certain other members of key management to avoid even the appearance of impropriety.

3. Benefits.

We provide the following benefits to our senior executives generally on the same basis as the benefits provided to all employees:

•	Health and dental insurance,

•	Life insurance,

•	Short- and long-term disability,

•	401(k) plan, and

•	Employee Stock Purchase Plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

4. Severance Compensation and Termination Protection.

We have entered into employment and change in control arrangements with Dr. Armen, Ms. Sharp, Ms. Valentine, and Ms. Wentworth and a change of control plan with Ms. Klaskin. These arrangements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause by us, each as is defined in the respective agreements or plan.

The employment and change in control arrangements between our Company and our senior executives and the related severance compensation provisions are designed to meet the following objectives:

•

Change of Control: As part of our normal course of business, we engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for a merger or being acquired may be in the best interests of our stockholders. We provide severance compensation if an executive is terminated as a result of a change of control transaction in order to maintain management continuity in the event a potential transaction is announced and to promote the ability of our senior executives to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•

Termination without Cause: If we terminate the employment of a senior executive without cause, or the executive resigns for good reason as defined in the applicable agreement, we are obligated to continue to pay the base salary, bonus, and medical and dental benefits for a defined period, as well as to provide outplacement services. We believe this is appropriate because the terminated executive is bound by confidentiality, non-solicitation and non-compete provisions covering one year after termination and because we and the executive have mutually agreed to a severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if we consider such a change to be in our and our stockholders’ best interests.

The payments provided under these arrangements are as follows:

•

Change of Control: Upon a change of control, 50% of the executives’ unvested stock options and restricted shares immediately vest. If the executive is terminated other than for cause or resigns for good reason as a result of the change of control, the remaining 50% vests.

•	If Dr. Armen is terminated other than for cause or resigns for good reason upon a change of control, he is entitled to:

•	24 months base salary, bonus, and medical and dental benefits continuation,

•	outplacement services, and

•	a gross-up payment to cover any excise taxes required under Section 280G of the Code.

•

Other named executive officers with executive employment and/or change in control arrangements are entitled to 18 months base salary, bonus, and medical and dental benefits continuation, outplacement services and Section 280G of the Code gross-up payments under the same circumstances.

•	Termination without Cause:

•

If we terminate Dr. Armen’s employment without cause or he resigns for good reason not involving a change of control, he is entitled to 18 months base salary, bonus, and medical and dental benefits continuation, and outplacement services.

•

Other named executive officers with executive employment agreements are entitled to 12 months base salary, bonus, and medical and dental benefits continuation, and outplacement services under the same circumstances.

Executive employment and change in control arrangements are covered in greater detail in the section entitled “Potential Payments Upon Termination or Change of Control.”

Compensation Actions for our Chief Executive Officer and our other Named Executive Officers

Compensation actions for 2009 and 2010 reflect our management’s and our Compensation Committee’s assessments of performance relative to Company goals and objectives and individual performance objectives, and comparisons against market references described earlier in this discussion.

Dr. Armen, our Chief Executive Officer, makes recommendations to our Compensation Committee as to individual compensation actions for the senior executives, including the named executive officers excluding himself. Using the same criteria outlined above, our Compensation Committee works with the Vice President of Human Resources and the independent compensation consultant engaged by the Company to determine the specific compensation actions for our named executive officers.

Our compensation actions for our Chief Executive Officer and our other named executive officers are summarized as follows:

Dr. Garo H. Armen—Chairman and Chief Executive Officer

Compensation Actions for 2009:

•

Base Salary: On January 14, 2009, the Compensation Committee and Dr. Armen agreed that for the foreseeable future and effective February 1, 2009, Dr. Armen would receive 30% of his base salary in unrestricted shares of common stock of the Company and 70% of his base salary in cash. The Compensation Committee made no change to Dr. Armen’s base salary for 2009.

•

Annual Incentive Bonus: In January 2009, our Compensation Committee approved the granting of an annual incentive bonus to Dr. Armen. The Compensation Committee approved granting Dr. Armen 330,000 shares of restricted stock in lieu of cash as outlined in the section below entitled “Equity Compensation,” to reward him for his performance in 2008 subject to shareholder approval of the 2009 EIP. The 2009 EIP was subsequently approved at the June 2009 shareholder meeting and the grant vested on July 14, 2009.

•

Equity Compensation: In January 2009, Dr. Armen was granted 330,000 shares of restricted stock subject to stockholder approval of the 2009 EIP. The 2009 EIP was approved by shareholders at our 2009 Annual Meeting, and these shares vested on July 14, 2009. As part of the adjustment to his base salary, effective February 1, 2009, Dr. Armen receives 30% of his base salary in unrestricted shares of common stock which is payable monthly in arrears on the first day of each month based on the prior month’s average closing price of the Company’s stock.

Compensation Actions for 2010:

•

Base Salary: In 2010, our Compensation Committee, at Dr. Armen’s request, did not increase Dr. Armen’s base salary. His 2010 base salary remained at $440,000. Dr. Armen continues to receive 30% of his base salary in unrestricted shares of common stock as indicated above.

•

Annual Incentive Bonus: In March 2010, our Compensation Committee awarded Dr. Armen an annual incentive bonus of 231,579 shares of unrestricted stock in lieu of cash valued at $178,316 as outlined in the section below entitled “Equity Compensation,” to reward him for his performance in 2009.

•

Equity Compensation: In conjunction with a company-wide grant in January 2010, Dr. Armen was granted stock options for 350,000 shares and 100,000 restricted shares that vest in equal quarterly increments over a three-year period. In March 2010, Dr. Armen was awarded 231,579 shares of unrestricted stock which vested on the date of the grant.

Karen H. Valentine—Vice President and General Counsel

Compensation Actions for 2009:

•	Base Salary: Ms. Valentine’s base salary for 2009 remained at $220,000, unchanged from 2008.

•

Annual Incentive Bonus: In January 2009, our Compensation Committee awarded Ms. Valentine an annual incentive bonus of 67,300 shares of restricted stock in lieu of cash with a grant date fair market value of $24,901 as outlined in the section below entitled “Equity Compensation,” to reward her for her performance in the 2008 performance year.

•	Equity Compensation: In January 2009, Ms. Valentine was awarded 67,300 shares of restricted stock which vested on the six-month anniversary of the date of the grant.

Compensation Actions for 2010:

•	Base Salary: As of the date of this filing, our Compensation Committee has made no change to Ms. Valentine’s base salary for 2010.

•

Annual Incentive Bonus: In January 2010, our Compensation Committee awarded Ms. Valentine an annual incentive bonus of 93,789 shares of unrestricted stock in lieu of cash valued at $84,410 as outlined in the section below entitled “Equity Compensation,” to reward her for her performance in the 2009 performance year.

•

Equity Compensation: In January 2010, Ms. Valentine was awarded 93,789 shares of unrestricted stock which vested on the date of the grant. In conjunction with a company-wide grant in January 2010, Ms. Valentine was granted stock options for 75,000 shares and 30,000 restricted shares that vest in equal quarterly increments over a three-year period.

Shalini Sharp—Vice President and Chief Financial Officer

Compensation Actions for 2009:

•	Base Salary: Ms. Sharp’s base salary for 2009 remained at $240,000, unchanged from 2008.

•

Annual Incentive Bonus: In January 2009, our Compensation Committee awarded Ms. Sharp an annual incentive bonus of 115,200 shares of restricted stock in lieu of cash valued at $42,624 as outlined in the section below entitled “Equity Compensation,” to reward her for her performance in the 2008 performance year.

•	Equity Compensation: In January 2009, Ms. Sharp was awarded 115,200 shares of restricted stock which vested on the six-month anniversary of the date of the grant.

Compensation Actions for 2010:

•	Base Salary: As of the date of this filing, the Compensation Committee has made no change to Ms. Sharp’s base salary for 2010.

•

Annual Incentive Bonus: In January 2010, our Compensation Committee awarded Ms. Sharp an annual incentive bonus of 136,421 shares of unrestricted stock in lieu of cash valued at $122,779 as outlined in the section below entitled “Equity Compensation,” to reward her for her performance in the 2009 performance year.

•

Equity Compensation: In January 2010, Ms. Sharp was awarded 136,421 shares of unrestricted stock which vested on the date of the grant. In conjunction with a company-wide grant in January 2010, Ms. Sharp was granted stock options for 125,000 shares and 45,000 restricted shares that vest in equal quarterly increments over a three-year period.

Kerry A. Wentworth—Vice President, Clinical, Regulatory and Quality

Compensation Actions for 2009:

•	Base Salary: Ms. Wentworth’s base salary for 2009 remained at $240,000, unchanged from 2008.

•

Annual Incentive Bonus: In January 2009, our Compensation Committee awarded Ms. Wentworth an annual incentive bonus of 115,200 shares of restricted stock in lieu of cash valued at $42,624 as outlined in the section below entitled “Equity Compensation,” to reward her for her performance in the 2008 performance year. In May 2009, our Compensation Committee awarded Ms. Wentworth a cash bonus of $50,000 to reward her for her extraordinary contributions in connection with our European filing for Oncophage.

•	Equity Compensation: In January 2009, Ms. Wentworth was awarded 115,200 shares of restricted stock which vested on the six-month anniversary of the grant.

Compensation Actions for 2010:

•	Base Salary: As of the date of this filing, our Compensation Committee has made no change to Ms. Wentworth’s base salary for 2010.

•

Annual Incentive Bonus: In January 2010, our Compensation Committee awarded Ms. Wentworth an annual incentive bonus of 136,421 shares of unrestricted stock in lieu of cash valued at $122,779, as outlined in the section below entitled “Equity Compensation,” to reward her performance in the 2009 performance year.

•

Equity Compensation: In January 2010, Ms. Wentworth was awarded 136,421 shares of unrestricted stock which vested on the date of the grant. In conjunction with a company-wide grant in January 2010, Ms. Wentworth was granted stock options for 150,000 shares and 50,000 restricted shares that vest in equal quarterly increments over a three-year period.

Christine M. Klaskin—Vice President, Finance

Compensation Actions for 2009:

•	Base Salary: Ms. Klaskin’s base salary for 2009 remained at $185,000, unchanged from 2008.

•

Annual Incentive Bonus: In January 2009, our Compensation Committee awarded Ms. Klaskin an annual incentive bonus of 66,600 shares of restricted stock in lieu of cash valued at $24,420 as outlined in the section below entitled “Equity Compensation,” to reward her for her performance in the 2008 performance year.

•	Equity Compensation: In January 2009, Ms. Klaskin was awarded 66,600 shares of restricted stock which vested on the six-month anniversary of the grant.

Compensation Actions for 2010:

•	Base Salary: As of the date of this filing, our Compensation Committee has made no change to Ms. Klaskin’s base salary for 2010.

•

Annual Incentive Bonus: In January 2010, our Compensation Committee awarded Ms. Klaskin an annual incentive bonus of 78,868 shares of unrestricted stock in lieu of cash valued at $70,981, as outlined in the section below entitled “Equity Compensation,” to reward her performance in the 2009 performance year.

•

Equity Compensation: In January 2010, Ms. Klaskin was awarded 78,868 shares of unrestricted stock which vested on the date of the grant. In conjunction with a company-wide grant in January 2010, Ms. Klaskin was granted stock options for 75,000 shares and 30,000 restricted shares that vest in equal quarterly increments over a three-year period.

Competitive Market Review

The market for top tier executive talent is highly competitive. Our objective is to attract and retain a superior leadership team. In doing so, we aim to draw upon a pool of talent that is highly sought after by both large and established pharmaceutical and biotechnology companies in and outside our geographic area and by other early-stage life science companies.

We believe we have competitive advantages in our ability to offer significant upside potential through stock options and other equity instruments. Nonetheless, we must recognize market cash compensation levels and satisfy the day-to-day financial requirements of our candidates through competitive base salaries and cash bonuses. We also compete on the basis of our vision of future success, our culture and values, the cohesiveness and productivity of our teams, and the excellence of our scientists and management personnel.

In order to succeed in attracting highly talented executives, we continuously monitor market trends and draw upon surveys prepared by The Radford Global Life Sciences division of AON Consulting, custom research developed by our compensation consultants, and other nationally recognized surveys. Our Compensation Committee reviews data that analyzes various cross-sections of our industry as well as relevant geographical areas.

Market References: How We Define Market and How We Use Market Compensation Data. Since 2003, we have worked with Oyster Pond Associates, an independent compensation consultant, to evaluate our total compensation program and compare it to levels in the market. Our consultant works with our Vice President of Human Resources and the Compensation Committee to interpret results, make certain specific and general recommendations, and assist in the determination of next steps.

Defining the Market. For 2009, we used two market references to compare our executive total compensation practices and levels to those in the market:

1.	Radford Global Life Sciences Compensation Report by AON Consulting: A national survey of executive compensation levels and practices that covers approximately 1,300 positions in more than 560 life science organizations. We focus primarily on a predetermined subset of companies with between 50 and 149 employees.

2.	Proxy data derived from a select peer group of biotech companies of a similar size, market capitalization, development stage and therapeutic focus. The composition of this group is reassessed on an annual basis with guidance from our compensation consultants, Oyster Pond Associates. The select peer group was updated in January 2008, and currently consists of the following fourteen (14) companies: ArQule, Biocryst Pharmaceuticals, Cell Genesys, Cell Therapeutics, CombinatoRx, Cytokinetics, Dendreon, Immunogen, Micromet, Onyx Pharmaceuticals, Poniard Pharmaceuticals, Sunesis, Supergen, and Vical.

Determining Market Levels and Specific Comparisons. We compare our practices and levels by each compensation component, by total annual compensation (including target annual incentive opportunity) and by total compensation including equity compensation components. The competitive comparisons made in this process are used to determine our approximate position relative to the appropriate market reference by compensation component and in total.

Total Compensation

We intend to continue our strategy of compensating our named executive officers at competitive levels, with the opportunity to earn above-market pay for above-market performance. However, our competitiveness from a total cash compensation has been adversely impacted due to our base salary freeze implemented in 2008. We will continue to emphasize long-term equity incentives and performance-based incentive compensation delivered in the form of equity to maintain our competitive pay philosophy.

For 2009, the total compensation paid to the named executive officers generally fell between the 25th and 60th percentile of total compensation paid to executives holding equivalent positions in our peer group of companies. We believe that the total compensation was reasonable in the aggregate and under our financial circumstances. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual incentive awards (bonus), long-term equity-based incentive compensation, and certain other benefits.

The competitive posture of our total annual compensation versus the market references will vary year to year based on Company and individual performance, as well as the performance of the peer group companies and their respective level of annual performance bonus awards made to their executives. We will continue to target total annual direct compensation at approximately the 50th to 60th percentile, with an emphasis on performance-based variable compensation.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis, and components of our executive compensation program continue to evolve in parallel with the evolution of our business strategy. For example, we expect that if we become a fully integrated commercial company, our executive compensation program, in particular our Executive Incentive Plan, will focus more on quantitative performance metrics. Our Compensation Discussion and Analysis would, in the future, reflect these evolutionary changes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board consists entirely of independent directors who are not officers or employees of Antigenics. The Compensation Committee charter is posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement.

The Compensation Committee of the Board has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

By the Compensation Committee,

Wadih Jordan (Chair)

Timothy R. Wright

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

This table shows certain information about the compensation earned in 2009, 2008 and 2007 by our Chief Executive Officer, our Chief Financial Officer, our Principal Accounting Officer, and our other most highly compensated executive officers who were serving as an executive officer as of December 31, 2009. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
Garo H. Armen, Ph.D.(1)	2009	440,000	768,900	593,250	—	31,604	1,833,754
Chief Executive Officer	2008	440,000	357,658	269,714	—	34,804	1,102,176
	2007	440,000	268,125	339,103	55,000	35,754	1,137,982

Shalini Sharp	2009	240,000	42,624	56,613	—	5,638	344,875
Vice President and Chief Financial Officer	2008	240,000	148,791	68,751	—	10,358	467,900
	2007	240,000	31,200	178,543	24,000	7,508	481,251

Karen H. Valentine(5)	2009	220,000	24,901	31,781	—	13,525	290,207
Vice President and General Counsel	2008	220,000	93,975	52,885	—	19,825	386,685

Kerry A. Wentworth	2009	240,000	42,624	50,850	50,000	7,531	391,005
Vice President, Clinical, Regulatory and Quality	2008	240,000	138,534	68,751	—	22,830	470,115
	2007	220,000	30,835	258,823	22,000	12,653	544,311

Christine M. Klaskin	2009	185,000	24,642	30,764	—	4,760	245,166
Vice President, Finance and Principal Accounting Officer	2008	185,000	88,105	52,885	—	9,255	335,245
	2007	185,000	16,910	78,514	13,875	8,022	302,321

(1)	As an employee-director, Dr. Armen receives no additional compensation for his services to the Board.
(2)	Based on the fair value of nonvested shares on the grant date. Please see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed on March [—], 2010 for assumptions applied.
(3)	We use the Black-Scholes option pricing model to value the options granted. Please see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed on March [—], 2010 for assumptions applied. Option awards for 2009 represent the grant date fair value of options granted with the terms of our Tender Offer as included in our Schedule TO filed with the SEC on June 17, 2009.
(4)	Please see the tables below which summarize all other compensation.
(5)	Ms. Valentine became a named executive officer of the Company in 2008.

2009:

Executive Officer	Insurance Premiums ($)	401(k) Company Match ($)	Car Service to Base Office ($)	Other Benefits ($)	Total ($)
Garo H. Armen, Ph.D.	15,883	2,234	11,565	1,922	31,604
Shalini Sharp	4,253	1,385	—	—	5,638
Karen Valentine	12,256	1,269	—	—	13,525
Kerry A. Wentworth	6,146	1,385	—	—	7,531
Christine M. Klaskin	2,493	1,067	—	1,200	4,760

2008:

Executive Officer	Insurance Premiums ($)	401(k) Company Match ($)	Car Service to Base Office ($)	Discounted Securities Purchases ($)	Other Benefits ($)	Total ($)
Garo H. Armen, Ph.D.	14,514	3,181	15,109	—	2,000	34,804
Shalini Sharp	2,046	6,900	—	1,149	263	10,358
Karen H. Valentine	11,676	6,402	—	1,747	—	19,825
Kerry A. Wentworth	5,639	6,645	—	—	10,546	22,830
Christine M. Klaskin	2,293	5,188	—	574	1,200	9,255

2007:

Executive Officer	Insurance Premiums ($)	401(k) Company Match ($)	Car Service to Base Office ($)	Other Benefits ($)	Total ($)
Garo H. Armen, Ph.D.	14,250	3,181	15,600	2,723	35,754
Shalini Sharp	1,943	4,750	—	815	7,508
Kerry A. Wentworth	5,456	6,600	—	597	12,653
Christine M. Klaskin	2,126	4,696	—	1,200	8,022

Grants of Plan-Based Awards for 2009

This table shows our grants of plan-based awards to named executive officers in 2009. All of the awards under the Non-Equity Incentive Plan Compensation column in the Summary Compensation table were made under our Executive Incentive Plan. The awards reflected in the All Other Stock Awards and All Other Option Awards columns were made under either our 1999 Equity Incentive Plan, as amended (the “1999 EIP”) or our 2009 EIP.

Executive Officer	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Garo H. Armen, Ph.D.	6/10/2009	(1)	330,000	—	—	768,900
Chief Executive Officer	7/16/2009	(2)	—	525,000	1.58	593,250

Shalini Sharp	1/14/2009	(1)	115,200	—	—	42,624
Vice President and Chief Financial Officer	7/16/2009	(2)	—	50,100	1.58	56,613

Karen H. Valentine	1/14/2009	(1)	67,300	—	—	24,901
Vice President and General Counsel	7/16/2009	(2)	—	28,125	1.58	31,781

Kerry A. Wentworth	1/14/2009	(1)	115,200	—	—	42,624
Vice President, Clinical, Regulatory and Quality	7/16/2009	(2)	—	45,000	1.58	50,850

Christine M. Klaskin	1/14/2009	(1)	66,600	—	—	24,642
Vice President, Finance and Principal Accounting Officer	7/16/2009	(2)	—	27,225	1.58	30,764

(1)	The restricted stock vested on July 14, 2009.
(2)	Represents options awarded with the terms of our Tender Offer as included in our Schedule TO filed with the SEC on June 17, 2009. Options that were originally granted under our 1999 EIP and that had an exercise price greater than $4.75 per share were accepted by the Company in exchange for options to purchase shares of our common stock granted under the 2009 EIP. These options vest equally on a quarterly basis over 18 months.
(3)	We use the Black-Scholes option pricing model to value the options granted. Please see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed on March [—], 2010 for assumptions applied.

Our compensation package for named executive officers consists of base salary, an annual incentive bonus, and long-term compensation in the form of stock options and restricted stock. We also provide benefits and severance/termination protection. In light of our stage of development and the importance of achieving our short-and long-term strategic objectives, considerable emphasis is placed on the annual incentive bonus and equity-based compensation components of the total compensation package. Dr. Armen, Ms. Sharp, Ms. Valentine, and Ms. Wentworth each currently have an employment and change in control agreement providing a minimum base salary. The employment and change in control agreements for our current and former executive officers entitle them to participate in employee benefit and fringe benefit plans and programs made available to executives generally. Additionally, the employment and change in control agreements provide for the reimbursement of reasonable, customary and necessary business expenses, subject to our travel policy. For our executives, all other compensation items, including perquisites, comprise a small portion of overall total compensation.

As discussed in the Compensation Discussion and Analysis, our Company also has the Executive Incentive Plan, the purpose of which is to provide additional incentives for executive officers to contribute to the success of the Company. The Executive Incentive Plan provides for significant competitive incentive awards which relate directly to the achievement of corporate objectives and individual performance goals. This, in turn, is expected to promote the interests of stockholders and enhance our ability to attract, motivate and retain high performing executive officers. Target incentive awards typically range from 30-50% of an executive officer’s base salary. Funding for the target incentive awards is based on the extent to which we achieve a predetermined set of corporate objectives and milestones. Individual awards can be adjusted to reflect the individual executive officer’s contribution to achieving these corporate objectives and milestones and range from 0 to 150% of the executive officer’s target incentive award.

Furthermore, we grant stock options and restricted stock to executive officers under our 2009 EIP, including without limitation, equity compensation awards made under our Executive Incentive Plan. Our 2009 EIP is designed to directly align the long-term financial interests of our executive officers and our stockholders, to assist in the retention of executive officers by providing meaningful ownership interest in Antigenics that vests over time, and to encourage our executive officers to think and act like owners of the business. Prior to 2009, we made grants under our 1999 EIP. The exercise price for all stock options granted in 2009 equaled the fair market value of the Company’s common stock on the date of the grant. Fair market value on the date of grant was determined as the closing market price of the Company’s common stock on the date of the grant.

We typically grant stock options to new executive officers when they start employment and on an annual basis and upon promotions to positions of greater responsibility. In determining the size of an annual executive grant, we consider the position level, the degree to which the executive’s contributions impacted our results in the past year, the importance of the executive’s skills to our future success, the size of the executive’s current equity position, and competitive market factors.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table shows outstanding equity awards for the named executive officers as of December 31, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(9) ($)
Garo H. Armen, Ph.D.	87,499	437,501	(1)	1.58	7/16/19	—		—
Chief Executive Officer	318,227	—		1.63	9/15/16	—		—
	105,600	105,600	(2)	2.27	9/12/17	—		—
	85,000	170,000	(3)	1.57	9/10/18	—		—
	—	—		—	—	30,000	(4)	19,200

Shalini Sharp	8,349	41,751	(1)	1.58	7/16/19	—		—
Vice President and Chief Financial Officer	45,000	15,000	(5)	1.74	9/13/16	—		—
	22,267	—		1.63	9/15/16	—		—
	55,600	55,600	(2)	2.27	9/12/17	—		—
	21,666	43,334	(3)	1.57	9/10/18	—		—
	—	—		—	—	10,000	(4)	6,400

Karen H. Valentine	4,687	23,438	(1)	1.58	7/16/19	—		—
Vice President and General Counsel	12,500	—		1.63	9/15/16	—		—
	22,500	7,500	(8)	2.03	12/4/16	—		—
	24,450	24,450	(2)	2.27	9/12/17	—		—
	16,666	33,334	(3)	1.57	9/10/18	—		—
	—	—		—	—	6,667	(4)	4,267

Kerry A. Wentworth	7,499	37,501	(1)	1.58	7/16/19	—		—
Vice President, Clinical, Regulatory and Quality	45,000	15,000	(6)	2.03	6/14/16	—		—
	20,000	—		1.63	9/15/16	—		—
	80,600	80,600	(2)	2.27	9/12/17	—		—
	21,666	43,334	(3)	1.57	9/10/18	—		—
	—	—		—	—	10,000	(4)	6,400

Christine M. Klaskin	4,537	22,688	(1)	1.58	7/16/19	—		—
Vice President, Finance and Principal Accounting Officer	22,500	7,500	(7)	1.74	9/13/16	—		—
	15,311	—		1.63	9/15/16	—		—
	24,450	24,450	(2)	2.27	9/12/17	—		—
	16,666	33,334	(3)	1.57	9/10/18	—		—
	—	—		—	—	6,667	(4)	4,267

(1)	The options vest in five equal quarterly installments beginning January 16, 2010, provided the executive is still employed with us.
(2)	The options vest in two equal annual installments beginning on September 12, 2010, provided the executive is still employed with us.
(3)	The options vest in two equal annual installments beginning September 10, 2010, provided the executive remains employed with us.
(4)	The restricted stock vests in two equal annual installments beginning September 10, 2010, provided the executive remains employed with us.
(5)	The options vest with respect to 15,000 shares on September 13, 2010, provided Ms. Sharp remains employed with us.

(6)	The options vest with respect to 15,000 shares on June 14, 2010, provided Ms. Wentworth remains employed with us.
(7)	The options vest with respect to 7,500 shares on September 13, 2010, provided Ms. Klaskin remains employed with us.
(8)	The options vest with respect to 7,500 shares on December 4, 2010, provided Ms. Valentine remains employed with us.
(9)	We valued the stock awards using the closing price of our common stock on The NASDAQ Capital Market on December 31, 2009, which was $0.64 per share, utilizing the same assumptions that we utilize under ASC 718 for our financial reporting.

Option Exercises and Stock Vested for 2009

The following table shows information about restricted stock that vested in 2009 and the value realized on those awards by our named executive officers in 2009. No stock options were exercised by our named executive officers in 2009.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
Garo Armen Chief Executive Officer	473,793	707,120

Shalini Sharp Vice President and Chief Financial Officer	154,401	241,012

Karen H. Valentine Vice President and General Counsel	92,217	142,537

Kerry A. Wentworth Vice President, Clinical, Regulatory and Quality	152,124	239,963

Christine M. Klaskin Vice President, Finance and Principal Accounting Officer	89,416	140,258

Pension Benefits for 2009

We do not have any plans providing for payments or other benefits at, following, or in connection with, retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans for 2009

We do not have any nonqualified defined contribution plans or other deferred compensation plans for our executive officers.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or a change of control. Dr. Armen, Ms. Sharp, Ms. Valentine, and Ms. Wentworth are each currently party to employment and change in control agreements providing for payments in connection with such officers’ termination or a change in control. Ms. Klaskin is party to a change of control plan providing for payments in connection with a change of control. A “change of control” or “change in control” is defined in each of the agreements and plan generally as (i) the acquisition by any individual, entity or group of 50% or more of the common stock of the Company, (ii) a change in the incumbent Board of

Directors such that incumbent directors cease to constitute at least a majority of our Board of Directors, (iii) a sale or other disposition of all or substantially all of the assets of the Company, or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. The following text and tables summarize the potential payments to each applicable named executive officer assuming that the triggering event occurred on December 31, 2009, the last day of our fiscal year.

Our Chief Executive Officer

Under Dr. Armen’s employment and change in control agreement, if we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason (as defined), he is entitled to the greater of (i) benefits payable under an executive severance plan, if such a plan exists on the date of termination, or (ii) 18 months of his base salary plus a lump sum payment of 150% of the higher of his target incentive bonus for that year or his last actual incentive bonus, as well as coverage under our medical and dental plans for 18 months following the date of termination, a lump sum payment of $15,000 for outplacement assistance, a gross-up for any taxes with respect to such outplacement assistance payment, a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and, at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Under Dr. Armen’s employment and change in control agreement, “good reason” means the occurrence of any of the following events:

(i)	failure to continue Dr. Armen in the position of Chief Executive Officer,

(ii)	a material and substantial diminution in the nature or scope of his responsibilities,

(iii)	a material reduction in base salary or benefits, or

(iv)	relocation of Dr. Armen’s principal office, without his prior consent, to a location more than 30 miles away.

Upon a change of control, (i) 50% of any of Dr. Armen’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture, except that (ii) the restriction lapses on 100% of the unvested restricted stock granted on September 10, 2008. If a change of control occurs and, within 24 months, we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason, he is entitled to:

•	a lump sum payment of 24 months of base salary plus two times the higher of his target incentive bonus for that year or his last actual incentive bonus,

•	coverage under our medical and dental plans for 24 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and

•	acceleration of vesting for all unvested stock options and unvested restricted stock as of the date of termination.

Additionally, under Dr. Armen’s employment and change in control agreement, he is subject to a non-competition and non-solicitation period for the greater of 18 months post-termination or the period during which he is receiving post-termination payments from us.

Executive Benefits and Payments Upon Termination or Change of Control	Termination in Connection with a Change of Control* ($)	Termination without Cause or with Good Reason* ($)
Base Salary	880,000	660,000
Bonus Payment	1,537,800	1,153,350
Acceleration of Vesting of Equity	33,868	N/A
Perquisites and Other Personal Benefits	44,881	37,972
Gross-up Payments for Change of Control Excise Taxes	N/A	N/A
Total:	2,496,549	1,851,322

*	We used the following assumptions to calculate these payments:

•	We valued stock options accelerated using the closing price of our common stock on The NASDAQ Capital Market on December 31, 2009, which was $0.64 per share, utilizing the same assumptions that we utilize under ASC 718 for our financial reporting. Upon a change of control without termination, the acceleration of vested equity would be valued at $26,534.

We assumed in each case that termination is not for cause, the executive does not violate his non-competition or non-solicitation agreements with us following termination, the executive does not receive medical and dental insurance coverage from another employer within two years of termination or change of control, and the executive does not incur legal fees requiring reimbursement from us.

We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles.

Gross-up payments assume a December 31, 2009 change of control and termination date. For purposes of these payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination, and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $0.64 (the closing price of our common stock on December 31, 2009, the last business day of the year) over the exercise price per share under the option, multiplied by the number of shares subject to the option. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Other Named Executive Officers

Under the employment and change in control agreements for Ms. Sharp, Ms. Valentine, and Ms. Wentworth, if we terminate each officer’s employment without cause or if each officer terminates her employment for good reason, each officer is entitled to:

•	the greater of:

(i)	benefits payable under an executive severance plan, if such a plan exists on the date of termination, or

(ii)	12 months base salary plus a lump sum payment of the higher of the officer’s target incentive bonus for that year or their last actual incentive bonus,

•	coverage under our medical and dental plans for 12 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Under the employment and change in control agreements for the various named executives, “good reason” means the occurrence of any of the following events:

Good Reason	Ms. Sharp	Ms. Valentine	Ms. Wentworth
Material and substantial diminution in nature of scope of responsibilities(1)	X	X	X

Material reduction in base salary or benefits	X	X	X

Relocation of office by more than 30 miles (without prior consent)(1)	X	X	X

Change of principal place of business from California(2)	X

(1)	For purposes of change of control.
(2)	Termination benefit at reduced level in comparison with other good reason.

Under the employment and change in control agreements for Ms. Sharp, Ms. Valentine, and Ms. Wentworth, upon a change of control:

•

(i) 50% of any of each officer’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture, except that (ii) the restriction lapses on 100% of the unvested restricted stock granted on September 10, 2008 as of the change of control date, and

•	If a change of control occurs and, within 18 months, we terminate the officer’s employment without cause or if the officer terminates her employment for good reason, the officer is entitled to:

•	a lump sum payment of 18 months of base salary plus 150% of the higher of their target incentive bonus for that year or their last actual incentive bonus,

•	coverage under our medical and dental plans for 18 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and

•	the acceleration of vesting for all unvested stock options and unvested restricted stock as of the date of termination.

Under Ms. Sharp’s employment and change in control agreement, her principal place of business is in California. If Ms. Sharp is asked to relocate to the Company’s New York or Massachusetts locations, she has the right to terminate the agreement, and upon such termination, Ms. Sharp is entitled to:

•	six months of her base salary plus a lump sum payment of the higher of one-half of her target incentive bonus for that year or one-half of her actual incentive bonus,

•	coverage under our medical and dental plans for six months following the date of termination,

•	a lump sum payment of $7,500 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment, and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Under the change of control plan for Ms. Klaskin, upon a change of control:

•

(i) 50% of any of each Ms. Klaskin’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture, except that (ii) the restriction lapses on 100% of the unvested restricted stock granted on September 10, 2008 as of the change of control date, and

•	If a change of control occurs and, within 18 months, we terminate Ms. Klaskin’s employment without cause or if Ms. Klaskin terminates her employment for good reason, she is entitled to:

•	a lump sum payment of 12 months of base salary plus the higher of her target incentive bonus for that year or her last actual incentive bonus,

•	coverage under our medical and dental plans for 12 months following the date of termination,

•	a lump sum payment of $10,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment, and

•	the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change in control.

Additionally, under the officers’ employment and change of control arrangements, they are each subject to a non-competition and non-solicitation period for the greater of 12 months post-termination or the period during which the officer is receiving post-termination payments from us.

	Termination in Connection with a Change of Control* ($)				Termination without Cause or with Good Reason* ($)
Executive Benefits and Payments Upon Termination or Change of Control	Ms. Klaskin	Ms. Valentine	Ms. Sharp	Ms. Wentworth	Ms. Klaskin	Ms. Valentine	Ms. Sharp	Ms. Wentworth
Base Salary	185,000	330,000	360,000	360,000	N/A	220,000	240,000	240,000
Bonus Payment	55,500	99,000	144,000	144,000	N/A	66,000	96,000	96,000
Acceleration of Vesting of Equity	5,856	5,822	8,998	8,971	N/A	N/A	N/A	N/A
Perquisites and Other Personal Benefits	12,700	33,905	21,745	24,584	N/A	28,351	20,245	22,137
Gross-up Payments for Change of Control Excise Taxes	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total:	259,056	468,727	534,743	537,555	N/A	314,351	356,245	358,137

*	We used the following assumptions to calculate these payments:

•

We valued stock options accelerated using the closing price of our common stock on The NASDAQ Capital Market on December 31, 2009, which was $0.64 per share, utilizing the same assumptions that we utilize under ASC 718 for our financial reporting. Upon a change of control without termination the acceleration of vested equity would be valued at $5,061, $5,044, $7,699, and $7,685 for Ms. Klaskin, Ms. Valentine, Ms. Sharp, and Ms. Wentworth respectively.

•

We assumed in each case that termination is not for cause, the executive does not violate her non-competition or non-solicitation agreements with us following termination, the executive does not receive medical and dental insurance coverage from another employer within eighteen months of termination or change of control, and the executive does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles.

•

Gross-up payments assume a December 31, 2009 change of control and termination date. For purposes of these payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination, and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $0.64 (the closing price of our common stock on December 31, 2009, the last business day of the year) over the exercise price per share under the option, multiplied by the number of shares subject to the option. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Change of Control Arrangements Under Our 2009 EIP

Under our 2009 EIP, in the event of a change of control (as determined by the Board), the Board may make a provision for the continuation, acceleration or assumption or substitution of unvested options and restricted stock, or provide for a cash-out of outstanding awards.

DIRECTOR COMPENSATION

The following table shows the compensation paid or awarded to each non-employee director for their service as a non-employee director in 2009:

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	All Other Compensation ($)		Total ($)
Tom Dechaene	56,500	24,438	—		80,938
Margaret M. Eisen	24,000	—	—		24,000
Wadih Jordan	41,500	24,438	—		65,938
Hyam I. Levitsky, M.D.	43,000	24,438	55,671	(3)	123,109
Timothy R. Wright	55,500	24,438	—		79,938
Timothy Rothwell	17,000	40,730	—		57,730
Brian Corvese	52,000	24,438	—		76,438
John Hatsopoulos	40,750	24,438	—		65,188

(1)	Includes fees earned in 2009 but deferred pursuant to our Directors’ Deferred Compensation Plan (as amended).
(2)	We use the Black-Scholes option pricing model to value the options granted. Please see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed on March [—], 2010 for assumptions applied. With the exception of Mr. Rothwell, each director was granted 15,000 options during 2009. Mr. Rothwell was granted 25,000 options upon joining our Board.
(3)	Represents consulting fees earned primarily with respect to our efforts with the European Medicines Agency.

Employee directors do not receive any additional compensation for their service as a director. Each year, the Compensation Committee reviews the compensation we pay to our non-employee directors. The committee compares our Board compensation to compensation paid to non-employee directors by similarly sized public companies in similar businesses. The committee also considers the responsibilities that we ask our Board members to assume and the amount of time required to perform those responsibilities.

Cash and Equity Compensation for Non-Employee Directors for 2009

Type of Fee
Annual retainer	$34,000
Additional annual retainer for Lead Director	$18,000
Additional annual retainer for Audit and Finance Committee Chair	$18,000
Additional annual retainer for Audit and Finance Committee member	$9,000
Additional annual retainer for Compensation Committee Chair	$7,500
Additional annual retainer for Compensation Committee member	$5,000
Additional annual retainer for Corporate Governance and Nominating Committee Chair	$6,000
Additional annual retainer for Corporate Governance and Nominating Committee member	$3,000
Additional annual retainer for Research and Development Committee Chair	$6,000
Additional annual retainer for Research and Development Committee member	$3,000
Initial stock option grant(1)	25,000 shares
Annual stock option grant(1)	15,000 shares

(1)	Each stock option grant vests over three years in equal annual installments. Any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his or her term.

Antigenics also reimburses non-employee directors for reasonable travel and out-of-pocket expenses in connection with their service as directors.

Our Directors’ Deferred Compensation Plan (as amended) (the “DDCP”) permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service ends or until a specified date. A director may credit his or her deferred cash into an interest bearing account, an equity account, or a combination of both. As a matter of policy, directors are encouraged to elect to defer twenty-five percent of their cash compensation in the form of equity under the DDCP.

The Board has adopted a policy guideline that encourages directors to hold 10,000 shares of equity within a reasonable period of time following their election or appointment to the Board. The directors may utilize the DDCP to acquire these shares. In accordance with the requirements of the plan, elections to defer such compensation must be made prior to the end of the third quarter of the prior calendar year. In some cases, a director, due to securities law restrictions, may be unable to purchase such shares until such election takes effect.

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On March 16, 2010, Antigenics had [—] shares of common stock issued and outstanding. This table shows certain information about the beneficial ownership of Antigenics common stock, as of that date, by:

•	each of our current directors,

•	each nominee for director,

•	our Chief Executive Officer,

•	our Chief Financial Officer,

•	our Principal Accounting Officer,

•	our other most highly compensated executive officers who were serving as executive officers as of December 31, 2009 and are named in the Summary Compensation Table, and

•	all of our current directors and executive officers as a group.

According to SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of March 16, 2010, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after March 16, 2010 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors, any shares to be distributed under the DDCP. All shares that a person has a right to acquire within 60 days of March 16, 2010 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o Antigenics Inc., 162 Fifth Avenue, Suite 900, New York, NY 10010.

Name of beneficial owner	Number of Issued Shares		Number of Shares Issuable(1)		Total	Percent of Class
Garo H. Armen, Ph.D.(2)	2,953,571	(3)	2,517,542	(4)	5,471,113	[	—]%
Tom Dechaene	—		126,126	(5)	126,126	[	—]%
Margaret M. Eisen	20,000		100,000		120,000	[	—]%
John Hatsopoulos	125,000		91,448	(7)	216,448	[	—]%
Wadih Jordan	—		201,942	(6)	201,942	[	—]%
Hyam I. Levitsky, M.D.	15,376		40,000		55,376	[	—]%
Timothy Rothwell	—		8,333		8,333	[	—]%
Timothy R. Wright	—		40,000		40,000	[	—]%
Brian Corvese	—		40,000		40,000	[	—]%
Shalini Sharp	237,068		183,747		420,815	[	—]%
Karen H. Valentine	80,530		98,926		179,456	[	—]%
Kerry A. Wentworth	140,537		206,430		346,967	[	—]%
Christine M. Klaskin	69,683		101,287		170,970	[	—]%
All current directors and executive officers as a group (12 persons)(8)	3,641,765		3,755,781		7,397,546	[	—]%

*	Less than one percent
(1)	Shares that can be acquired upon the exercise of stock options or restricted shares vested as of 60 days following March 16, 2010, and in the case of directors, shares to be distributed under the DDCP.

(2)	For Dr. Armen, excludes shares beneficially owned through Founder Holdings Inc. and Antigenics Holdings LLC. Founder Holdings Inc. owns approximately 79% of the outstanding members’ equity of Antigenics Holdings LLC. Antigenics Holdings LLC owns approximately [—]% of our common stock. Dr. Armen is a manager of Antigenics Holdings LLC and a director of Founder Holdings Inc. Dr. Armen beneficially owns 43.7% of the outstanding common stock of Founder Holdings Inc. Dr. Armen also owns a 13.6% direct interest in Antigenics Holdings LLC.
(3)	Includes 1,501,667 shares of our stock held by Armen Partners, LP, a limited partnership in which Dr. Armen is the general partner.
(4)	Includes 1,708,717 shares issuable upon exercise of warrants.
(5)	Includes 38,926 deferred shares to be distributed in accordance with the terms of our DDCP.
(6)	Includes 116,942 deferred shares to be distributed in accordance with the terms of our DDCP.
(7)	Includes 69,782 deferred shares to be distributed in accordance with the terms of our DDCP.
(8)	Includes 225,650 deferred shares to be distributed in accordance with the terms of our DDCP and excludes shares held by Antigenics Holdings LLC as described in footnote (2).

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of March 16, 2010 by each person known to us owning beneficially more than 5% of any class of our capital stock.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Antigenics Holdings LLC(1) c/o Antigenics Inc. 162 Fifth Avenue, Suite 900 New York, New York 10010	Common	11,154,274	(1)	[	—]%
Brad M. Kelley 1410 Moran Road Franklin, TN 37069-6300	Common Series A Preferred	5,546,240 31,620	(2)	[	—]%
FMR LLC 82 Devonshire Street Boston, MA 02109	Common	7,275,800	(3)	[	—]%
Fletcher Asset Management, Inc. 48 Wall Street 5th Floor New York, NY 10005	Series B Preferred	3,105	(4)	100%
Ingalls & Synder, LLC 61 Broadway New York, NY 10006	Common	9,723,967	(5)	[	—]%
BAM Opportunity Fund SPV LLC 44 Wall Street New York, NY 10005	Common	4,676,400	(6)	[	—]%

(1)	Founder Holdings Inc. owns approximately 79% of the outstanding members’ equity of Antigenics Holdings LLC. Antigenics Holdings LLC owns approximately [—]% of our common stock. Dr. Armen is a manager of Antigenics Holdings LLC and a director of Founder Holdings Inc. Dr. Armen beneficially owns 43.7% of Founder Holdings Inc’s outstanding common stock. Dr. Armen owns a 13.6% direct interest in Antigenics Holdings LLC.
(2)

Mr. Kelley owns 31,620 shares of our Series A Convertible Preferred Stock, our only shares of outstanding Series A preferred stock. These shares have an initial conversion price of $15.81 and are currently convertible into 2,000,000 shares of our common stock. If Mr. Kelley had converted all 31,620 shares of

Series A Convertible Preferred Stock into shares of common stock as of March 16, 2010, he would have held 7,546,240 shares of our common stock, or [—]% of the shares outstanding.
(3)	Includes 7,275,800 shares of common stock held by FMR LLC and related entities (as reported in the Schedule 13G/A filed by FMR LLC on February 16, 2010).
(4)	Fletcher Asset Management, Inc. owns 3,105 shares of our Series B Convertible Preferred stock, our only shares of outstanding Series B preferred stock.
(5)	Includes 9,723,967 shares of common stock held by Ingalls & Synder, LLC and related entities (as reported in the Schedule 13G/A as filed by Ingalls & Synder, LLC on February 11, 2010).
(6)	Includes 700,412 shares of common stock held by BAM Opportunity Fund SPV LLC and related entities and 3,975,988 shares of common stock acquirable upon exercise of warrants (as reported on Form 13F as filed by BAM Opportunity Fund SPV LLC on January 13, 2010).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC.

Based solely on a review of the copies of reports furnished to us, we believe that during our 2009 fiscal year, our directors, executive officers, and 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

No such transactions or currently proposed transactions since January 1, 2009 exist.

Related Party Transaction Policies and Procedures

The Audit and Finance Committee of the Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis. Related parties can include any of our directors or executive officers, certain of our stockholders, and their immediate family members. This obligation is set forth in writing in our Audit and Finance Committee Charter. A copy of the Audit and Finance Committee Charter is posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement. In evaluating related party transactions, our Audit and Finance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit and Finance Committee will approve a related party transaction when, in its good faith judgment, the transaction is in the best interest of Antigenics.

To identify related party transactions each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to immediately notify our Chief Compliance Officer for review and approval by management and our Corporate Governance and Nominating Committee. A copy of our Code of Ethics is posted on the corporate governance section of our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement.

EQUITY PLANS

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,574,302	$2.83	11,811,549
Equity compensation plans not approved by security holders	—		—

Total	6,574,302		11,811,549

(1)	Includes (i) 3,040 options outstanding at a weighted average exercise price of $9.94 assumed in our merger with Aquila Biopharmaceuticals Inc. in November 2000; and (ii) 225,652 shares issuable under our DDCP at a weighted average price of $1.66.
(2)	Includes 448,263 shares that may be issued under our 2009 Employee Stock Purchase Plan and 131,403 shares available under our DDCP.

PROPOSAL 2—PROPOSAL TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMPANY COMMON STOCK AT THE DISCRETION OF THE BOARD OF DIRECTORS

Summary

We are seeking stockholder approval to grant our Board of Directors discretionary authority to amend our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the shares of common stock at an exchange ratio of not less than 1-for-2 and not more than 1-for 10 at any time prior to our 2011 Annual Meeting of Stockholders. The Board of Directors believes that providing the flexibility for the Board to choose an exact split ratio based on then current market conditions, and to effect such reverse stock split at any time prior to the 2011 Annual Meeting of Stockholders, will better enable us to act in the best interests of the Company and its stockholders.

The form of proposed amendment to our restated certificate of incorporation to effect a reverse stock split is attached to this proxy statement as Appendix A (the “Reverse Stock Split Amendment”). We are seeking your approval of the Reverse Stock Split Amendment.

If this proposal is approved, the Board will have the authority, but not the obligation, in its sole discretion and without any further action on the part of the stockholders, to effect the reverse stock split, at any time it believes to be most advantageous to the Company and its stockholders. This proposal would give the Board the authority to implement one, but not more than one, reverse stock split. A reverse stock split would be effected by the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware. The Board will retain the authority not to effect the Reverse Stock Split Amendment even if we receive stockholder approval. Thus, subject to stockholder approval, the Board may, at its discretion, file the amendment to effect a reverse stock split or abandon it and effect no reverse stock split if it determines that such action is not in the best interests of the Company and its stockholders. If the Reverse Stock Split Amendment is not filed with the Secretary of State of the State of Delaware prior to the Company’s 2011 Annual Meeting of Stockholders, the Reverse Stock Split Amendment will be deemed abandoned, without any further effect.

The Board’s decision as to whether and when to effect the reverse stock split will be based, in part, on prevailing market conditions, existing and expected trading prices for our common stock, and the Company’s compliance with the minimum bid price continued listing requirements of The NASDAQ Capital Market.

Reasons for the Reverse Stock Split

Our Board of Directors believes that the goal of increasing the per-share price of our common stock through a reverse stock split may be in the best interests of the Company for a number of reasons as discussed below.

Implementing the reverse stock split could help maintain the Company’s listing on The NASDAQ Capital Market. On December 30, 2009, we were notified by the Listing Qualification Staff of NASDAQ (the “Staff’) that we are not in compliance with NASDAQ Marketplace Rule 5550(a)(2) (the “Bid Price Requirement”) because the bid price for our common stock has closed below the minimum $1.00 per share requirement for 30 consecutive business days. In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we have been given 180 calendar days, or until June 28, 2010, to regain compliance with the Bid Price Requirement. To regain compliance with the minimum bid price continued listing requirement, the bid price of our common stock must close at $1.00 per share or more for a minimum of ten consecutive business days. The Staff may, in its discretion, require our common stock to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days before determining that we have demonstrated an ability to maintain long-term compliance. Since December 30, 2009, we have been unable to regain compliance with the minimum bid price requirement, and on March 16, 2010, our common stock closed at $[—] per share. The Board of Directors approved the reverse stock split proposal in part as a potential means of increasing the share price of our common stock to above the $1.00 per share requirement. We believe that approval of this proposal should provide us with the ability to meet this requirement. If the Board decides to effect the reverse stock split, it will seek to set the applicable ratio to increase our stock price sufficiently above the $1.00 minimum required for the continued listing on The NASDAQ Capital Market so that we would not be faced in the future with delisting for failure to meet this requirement absent a significant percentage decrease in our common stock.

If our common stock were delisted, the stock would then be eligible for quotation on the Over-The-Counter (OTC) Bulletin Board maintained by NASDAQ, on another over-the-counter quotation system or on the “pink sheets.” If that occurs, the liquidity and marketability of shares of our common stock would decrease. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock. In addition, if our common stock were to be delisted and the trading price of the common stock were to continue to be less than $1.00 per share, trading in our common stock would be subject to certain rules under the 1934 Act which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers might discourage broker-dealers from effecting transactions in our common stock, which might further affect the liquidity of our common stock. For the above reasons, we believe that current and prospective investors will view an investment in our common stock more favorably if the shares remain listed on The NASDAQ Capital Market than if our common stock trades on the OTC Bulletin Board or similar trading systems.

If our common stock’s closing bid price satisfies the minimum closing bid price rule prior to approval of this proposal, we may still effect the reverse stock split if stockholders approve this proposal and if our Board of Directors determines that effecting the reverse stock split would be in the best interests of our Company and our shareholders for the following reasons:

•

It could heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing, or be able to invest, in the Company by increasing the trading price of our common stock and decreasing the number of outstanding shares of our common stock.

•

It could help to attract institutional investors who have internal policies that either prohibit them from purchasing stocks below a certain minimum price or tend to discourage individual brokers from recommending such stocks to their customers.

•

It may also encourage investors who had previously been dissuaded from purchasing our Company’s common stock because commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks.

For the foregoing reasons, we are asking our stockholders to approve the Reverse Stock Split Amendment authorizing a reverse stock split and to grant the Board the discretion to determine the exchange ratio and effect the reverse stock split at any time prior to the Company’s 2011 Annual Meeting of Stockholders.

Possible Effects of the Reverse Stock Split

Below are a number of possible effects of the reverse stock split, among others, that our Board of Directors has considered in adopting the resolution approving the Reverse Stock Split Amendment. There may be other effects of the reverse stock split in addition to those described below.

•

Immediately after the reverse stock split is implemented, Company common stockholders will own fewer shares than they currently own. By reducing the number of shares outstanding without a corresponding reduction in the number of shares authorized but unissued common stock, the reverse stock split will have the effect of increasing the number of authorized but unissued shares. Any outstanding options or warrants would also be adjusted by the same split ratio. The following table shows the number of shares that would be (a) issued and outstanding, (b) authorized and reserved for issuance upon the exercise of outstanding capital stock options and warrants, vesting of nonvested shares, issuance of shares under the Directors’ Deferred Compensation Plan, and conversion of convertible notes and preferred stock, and (c) authorized and unreserved for issuance, in each case upon the implementation of the reverse stock split at each ratio from 1-for-2 to 1-for-10 based on our capitalization at December 31, 2009.

As of December 31, 2009	Shares Issued and Outstanding	Shares Authorized and Reserved for Issuance(1)	Shares Authorized and Unreserved	Total Authorized
Pre-split	89,754,481	63,087,904	97,157,615	250,000,000
If 1-for -2 stock split enacted	44,877,241	31,543,952	173,578,807	250,000,000
If 1-for -3 stock split enacted	29,918,160	21,029,301	199,052,539	250,000,000
If 1-for -4 stock split enacted	22,438,620	15,771,976	211,789,404	250,000,000
If 1-for -5 stock split enacted	17,950,896	12,617,581	219,431,523	250,000,000
If 1-for -6 stock split enacted	14,959,080	10,514,651	224,526,269	250,000,000
If 1-for -7 stock split enacted	12,822,069	9,012,558	228,165,373	250,000,000
If 1-for -8 stock split enacted	11,219,310	7,885,988	230,894,702	250,000,000
If 1-for -9 stock split enacted	9,972,720	7,009,767	233,017,513	250,000,000
If 1-for -10 stock split enacted	8,975,448	6,308,790	234,715,762	250,000,000

(1)	Shares which are authorized and reserved for issuance upon the exercise of outstanding options and warrants, vesting of nonvested shares, issuance of shares under the Directors’ Deferred Compensation Plan, and conversion of convertible notes and preferred stock.

Although the Board expects that the reduction in outstanding shares of common stock will result in an increase in the per share price of the Company’s common stock, there is no assurance that such a result will occur. Similarly there is no assurance that if the per share price of the Company’s common stock increases as a result of the reverse stock split, such increase in the per share price will be permanent, which will be dependent on several factors.

•

Should the per share price of our common stock decline after implementation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split.

•

The anticipated resulting increase in per share price of the Company’s common stock due to the reverse stock split is expected to encourage interest in the Company’s common stock and possibly promote greater liquidity for our stockholders. However, such liquidity could also be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

•

The reverse stock split could be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. It is often the case that the reverse-split adjusted stock price and market capitalization of companies that effect a reverse stock split decline.

•

One of the purposes for the proposed reverse stock split is to comply with the continued listing standards for The NASDAQ Capital Market. However, there can be no assurance that the reverse stock split alone will guarantee or even help our continued listing on The NASDAQ Capital Market. If we are unable to continue to list our common stock on The NASDAQ Capital Market, our liquidity and stock price may be negatively affected.

•

The number of shares held by each individual stockholder will be reduced if the reverse stock split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares.

Procedures for Effecting the Reverse Stock Split and Filing the Reverse Stock Split Amendment

If the stockholders approve the Reverse Stock Split Amendment and the Board subsequently determines that it is in the Company’s and the shareholder’s best interests to effect a reverse stock split, our Board will then determine the ratio of the reverse stock split to be implemented. Any such split will become effective upon the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware. The actual timing of any such filing will be made by the Board at such time as the Board believes to be most advantageous to the Company and its stockholders.

Fractional Shares

No fractional shares of common stock would be issued as a result of the reverse stock split, if any. Each holder of common stock at the effective time of the reverse stock split, if any, who would otherwise be entitled to a fractional share shall, in lieu thereof, receive a cash payment equal to x) the fractional share amount multiplied by y) the product of (i) the average of the high and low trading prices of the common stock as reported on The NASDAQ Capital Market or other principal market of the common stock, as applicable, during each of the ten (10) trading days immediately preceding the date of the reverse stock split and (ii) the reverse stock split ratio, as determined by our Board. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Exchange of Pre-Reverse Stock Split Shares with Post-Reverse Stock Split Shares

If we implement a reverse stock split, our transfer agent will act as our exchange agent to act for holders of common stock in implementing the exchange of their pre-reverse stock split shares for post-reverse stock split shares.

Registered Book Entry Stockholder. Holders of common stock holding all of their shares electronically in book-entry form with the Company’s transfer agent do not need to take any action (the exchange will be automatic) to receive post-reverse stock split shares.

Registered Certificated Stockholder. Some of our stockholders hold their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your pre-reverse stock split certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the Direct Registration System (“DRS”). No new shares in book-entry form will be reflected until you surrender your outstanding pre-reverse stock split certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your DRS statement, you may request a stock certificate representing your ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split is not expected to affect total stockholders’ deficit on our consolidated balance sheet. However, because the par value of our common stock will remain unchanged on the effective date of the reverse stock split, the components that make up total stockholders’ deficit will change by offsetting amounts. The stated common stock component will be reduced, and the additional paid-in capital component will be increased by the amount by which the stated common stock component is reduced. The per share net loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding. Net loss per share amounts in prior periods will be restated to reflect the reverse stock split. The Company does not anticipate that any other accounting consequences would arise as result of the reverse stock split.

Potential Anti-Takeover Effect; Possible Dilution

The increase in the number of unissued authorized shares available to be issued could, under certain circumstances, have an anti-takeover effect. For example, shares could be issued that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. The reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders.

The holders of our common stock do not have preemptive rights to subscribe for additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any additional shares from time to time issued by the Company. Accordingly, if our Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and equity ownership of current stockholders.

No Appraisal Rights

Under Delaware law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Board Discretion to Implement the Reverse Stock Split

If the proposed reverse stock split is approved at the 2010 Annual Meeting, our Board of Directors may, in its sole discretion, at any time prior to the 2011 Annual Meeting of Stockholders, determine the ratio for the split based on the parameters in this proposal, and authorize the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware. Notwithstanding the approval of the form of the Reverse Stock Split Amendment at the 2010 Annual Meeting, our Board of Directors may, in its sole discretion, determine not to implement the reverse stock split.

Vote Required

To approve Proposal 2, stockholders holding a majority of the outstanding shares of Antigenics common stock must vote FOR Proposal 2. If your shares are held by your broker in “street name” and if you do not vote your shares, your brokerage firm does not have the authority to vote your unvoted shares held by the firm on Proposal 2 and will have the same effect as a vote AGAINST the proposal. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of Proposal 2, will not be counted as votes cast or shares voting on Proposal 2 and will have the same effect as a vote AGAINST Proposal 2.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3—RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

Our Audit and Finance Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Although stockholder approval of the selection of KPMG LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2010 Annual Meeting, our Audit and Finance Committee will reconsider their selection of KPMG LLP. If stockholders do ratify this appointment, the Audit and Finance Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that the change would be in the best interests of Antigenics and our stockholders.

The Audit and Finance Committee has approved all services provided to Antigenics by KPMG LLP during 2009. Representatives of KPMG LLP are expected to be present at the 2010 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements and of the effective operation of internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $445,300 for 2009 and $497,000 for 2008.

Audit-Related Fees

Fees paid to KPMG LLP for the audit of our 401(k) Retirement Plan were $25,800 in 2009 and $29,700 in 2008.

Tax Fees

No fees were paid to KPMG LLP associated with tax compliance and tax consultation services in 2009 or 2008.

All Other Fees

We paid no other fees to KPMG LLP for 2009 or 2008.

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP fees for 2009 and 2008 shown above were pre-approved by the Audit and Finance Committee. The Audit and Finance Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit and Finance Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 3, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 3. If your shares are held by your broker in “street name,” and if you do not vote your shares, your brokerage firm has authority to vote your unvoted shares held by the firm on Proposal 3. If the broker does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of Proposal 3, will not be counted as votes cast or shares voting on Proposal 3, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 3.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board consists entirely of independent directors who are not officers or employees of Antigenics. The Board has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website at http://www.antigenics.com/investors/governance. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit and Finance Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2009, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (3) received the written disclosures from the auditors required by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors their independence, and considered whether the provision of permissible non-audit services by the auditors is compatible with maintaining their independence.

Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

By the Audit and Finance Committee,

Brian Corvese, Chair

Tom Dechaene

John Hatsopoulos

ADDITIONAL INFORMATION

Stockholder Proposals for 2011 Annual Meeting of Stockholders

Proposals to be included in the proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2011 Annual Meeting of Stockholders, the proposal must be received by us, attention: Corporate Secretary, at our principal offices by December 31, 2010.

Other proposals (not to be included in the proxy statement). Under our by-laws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2011 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 12, 2011, if you wish to bring business before the 2011 Annual Meeting of Stockholders, you must give us written notice by February 25, 2011.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2011 Annual Meeting of Stockholders is given or made and the date of the 2011 Annual Meeting of Stockholders is not within 30 days before or after May 12, 2011, notice by the stockholder must be received no later than March 28, 2011. If less than 60 days’ notice or prior public disclosure of the date of the 2011 Annual Meeting of Stockholders is given or made and the date of the 2011 Annual Meeting of Stockholders is not within 30 days before or after May 12, 2011, notice by the stockholder must be received no later than 15 days after the date Antigenics sends notice of the 2011 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2011 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Antigenics Inc., 3 Forbes Road, Lexington, MA 02421, or telephone or e-mail Investor Relations at 800-962-2436 or IR@antigenics.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

APPENDIX A

REVERSE STOCK SPLIT AMENDMENT

CERTIFICATE OF SECOND AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ANTIGENICS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Antigenics Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on June 7, 2002 (the “Restated Certificate”), which was further amended on June 15, 2007 by a Certificate of Amendment (the “First Amendment,” and the Restated Certificate, as amended by the First Amendment, the “Amended Certificate”). This Certificate of Second Amendment (the “Second Amendment”) amends certain provisions of the Amended Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the following amendments to the Amended Certificate, and declaring the Second Amendment to be advisable.

3. This Second Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

4. The Amended Certificate is hereby amended by adding the following provision to the end of Article Fourth:

“REVERSE STOCK SPLIT

As of 12:01 A.M. (Eastern Time) on [DATE, 2010] (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock (including each share of treasury stock, collectively, the “Pre-Split Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to [            ]1 of a share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.01 per share. Each holder of a certificate or certificates of Pre-Split Stock shall be entitled to receive, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder’s Pre-Split Stock divided by [            ]1, with any fraction resulting from such division rounded down to the nearest whole number (in each case, such fraction, if any, being a “Fractional Share”). No Fractional Shares will be issued for Pre-Split Stock in connection with the Reverse Stock Split. Each holder of Pre-Split Stock at the Effective Time who would otherwise be entitled to a Fractional Share shall, in lieu thereof, receive a cash payment equal to [x) the Fractional Share multiplied by y) the product of (i) the average of the high and low trading prices of the Common Stock as reported on The NASDAQ Capital Market or other principal market of the Common Stock, as applicable, during each of the ten (10) trading days immediately preceding the date of the Effective Time and (ii) [            ] 1”

5. This Second Amendment shall be effective as of 12:01 A.M. (Eastern Time) on [DATE, 2010] in accordance with the provisions of section 103(d) of the General Corporation Law of the State of Delaware.

[1]	The ratio for the reverse stock split will selected by our Board within the range approved by our stockholders.

A-1

6. Except as set forth in this Second Amendment, the Restated Certificate remains in full force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed this Second Amendment in the name of and on behalf of the Corporation on this              day of                 , 2010.

Garo H. Armen

A-2

APPENDIX B

(FORM OF PROXY CARD)

ANTIGENICS INC 3 FORBES ROAD LEXINGTON, MASSACHUSETTS 02421

VOTE BY INTERNET   –  www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2010. Have your proxy card in hand when you access the website and follow the instructions to obtain your records, and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Antigenics Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on May 11, 2010.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

B-1

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ANTIG1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:
1. Election of Directors Nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

(01) Brian Corvese	☐	☐	☐

(02) Timothy Rothwell	☐	☐	☐

(03) Timothy R. Wright	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposals:

	For	Against	Abstain
2. Proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at the discretion of the Board of Directors	☐	☐	☐

3. Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (Please sign within box)	Date	Signature (Joint Owners)	Date

ANTIGENICS INC.

Annual Meeting of Stockholders

May 12, 2010 5:00 P.M.

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of Antigenics Inc. (the “Company”) hereby appoints Garo H. Armen, Ph.D. and Shalini Sharp, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 12, 2010, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND MAIL THIS PROXY TODAY.

Continued and to be signed on reverse side.